EXHBIIT 10.1

Execution Copy

$46,350,000

AMENDED AND RESTATED CREDIT AGREEMENT

Among

AMERICAN STANDARD ENERGY, CORP.,
a Nevada corporation,
as Borrower,

CORTLAND CAPITAL MARKET SERVICES LLC,

as Administrative Agent,

And

the Lenders Party Hereto

_________________________________

Dated as of February 5, 2014

TABLE OF CONTENTS

Page

ARTICLE I THE LOAN FACILITY	1

ARTICLE II SECURITY; ETC.	11

Section 2.1	Grant of Liens and Security Interests	11
Section 2.2	Notice of Assignment of Proceeds	11
Section 2.3	Further Assurances	11
Section 2.4	Release of Liens; Financing Statements; Release	11
Section 2.5	Guaranty	12
Section 2.6	Pledged Interests	12
Section 2.7	Subordination Agreements	12
Section 2.8	Reserved	12
Section 2.9	Reserved	12

ARTICLE III REPRESENTATIONS AND WARRANTIE	12

i

ARTICLE IV FINANCIAL STATEMENTS AND INFORMATION; CERTAIN NOTICES TO ADMINISTRATIVE AGENT	22

Section 4.1	Monthly Reporting Package	22
Section 4.2	Financial Reporting	22
Section 4.3	Compliance Certificate	23

ARTICLE V AFFIRMATIVE COVENANTS	27

ARTICLE VI NEGATIVE COVENANTS	37

Section 6.1	Debt	37
Section 6.2	Accounts	38
Section 6.3	Guaranties	38
Section 6.4	Ownership and Business Operations	38

ARTICLE VII FURTHER RIGHTS OF AGENT AND LENDERS	42

Section 7.1	Further Assurances; Delivery of Additional Documents	42
Section 7.2	Payments by Lenders	43
Section 7.3	Possession and Preservation of Collateral	43
Section 7.4	Indemnification and Release.	43

ARTICLE VIII CLOSING; CONDITIONS PRECEDENT	46

Section 8.1	Closing	46
Section 8.2	Conditions to Closing	46
Section 8.3	Post-Closing Conditions	49

ARTICLE IX EVENTS OF DEFAULT	49

Section 9.1	Events of Default	49

ARTICLE X REMEDIES OF ADMINISTRATIVE AGENT AND LENDERS	52

Section 10.1	Remedies Generally.	52
Section 10.2	No Marshalling; Use of Collateral Pending Foreclosure; Etc	53
Section 10.3	Set-Off Rights	53
Section 10.4	Rights Under Operating Agreements	53
Section 10.5	Netting of Claims	53
Section 10.6	All Rights and Remedies are Cumulative	53

ARTICLE XI ADMINISTRATIVE AGENT	53

ARTICLE XII MISCELLANEOUS	62

v

EXHIBITS, APPENDICES AND SCHEDULES

Exhibits:

Exhibit A	Description of Properties; Interests
Exhibit B-1 Exhibit B-2	Form of Term Loan A Promissory Note Form of Term Loan B Promissory Note
Exhibit C	Reserved
Exhibit D	Existing and Approved Purchasers
Exhibit E	Form of Security Agreement
Exhibit F	Form of Subordination Agreement
Exhibit G	Form of Notice of Assignment of Proceeds
Exhibit H	Reserved
Exhibit I	Form of Mortgage
Exhibit J	Form of Guaranty
Exhibit K	Form of Pledge Agreement
Exhibit L	Form of Compliance Certificate

Appendices:

Appendix A	Definitions
Appendix B	Lenders

Schedules:

Schedule 1,4	G&A Budget
Schedule 1.5	Development Plan
Schedule 1.11(b)	Specimen Signatures
Schedule 3.3(a)	Equity Interests of Borrower
Schedule 3.3 (b)	Subsidiaries
Schedule 3.4(d) Schedule 3.6	Consents Omissions and Misstatements
Schedule 3.7	Joint Ventures
Schedule 3.8	Brokerage Fees
Schedule 3.10	Litigation
Schedule 3.19	Environmental Matters
Schedule 3.23	Contingent Liabilities
Schedule 3.25	Unpaid Bills/Vendor List
Schedule 3.33	Farmout Agreements and Subject Contracts
Schedule 3.34	Operators/Operating Agreements
Schedule 3.40	Restrictions on Liens
Schedule 3.41	Hedging Agreements
Schedule 3.42	Marketing Contracts
Schedule 3.43 Schedule 3.47	Deposit Accounts No Default
Schedule 3.50	Affiliate Interests in Properties
Schedule 5.15	Bonds and Qualifications
Schedule 6.1(b)	Existing Debt
Schedule 6.5	Liens and Encumbrances

Schedule 6.7	Permitted Investments

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement is dated February 5, 2014 by and among AMERICAN STANDARD ENERGY, CORP., a Nevada corporation (“Borrower”), CORTLAND CAPITAL MARKET SERVICES LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, “Administrative Agent”), and the other Lenders party to this Agreement.

Background

A.           Borrower, Macquarie Bank Limited ("MBL") and certain other financial institutions entered into a Credit Agreement dated as of September 21, 2011 (the "Original Credit Agreement") to provide Borrower with a revolving credit facility and a term loan facility (the "Macquarie Indebtedness"), which facilities were secured by all of the real and personal property of Borrower.

B.           On or about the date hereof, (i) Borrower has assumed all of the outstanding indebtedness obligations  owed by ASEN 2, Corp., a Delaware corporation ("ASEN 2"), to Pentwater Equity Opportunities Mast Fund Ltd. and PWCM Master Fund Ltd. (collectively, "Pentwater") (the "Pentwater Indebtedness") pursuant to the Note and Warrant Purchase Agreement dated February 9, 2012 (the "Pentwater Note Agreement"), and ASEN 2 has assigned, subject to liens in favor of Pentwater, all of its real and personal property to Borrower in consideration of such assumptions; and (ii) MBL has assigned to Pentwater all of the outstanding Macquarie Indebtedness and all liens granted by Borrower to secure the Macquarie Indebtedness under and pursuant to the Original Credit Agreement and other Loan Documents (as defined in the Original Credit Agreement).

C.           Borrower and Lenders desire to amend and restate the terms of the Original Credit Agreement to cause the Macquaire Indebtedness and the Pentwater Indebtedness to be governed by and subject to the terms of this Agreement and the Loan Documents (as hereinafter defined) and to cause all such indebtedness to be secured by all of the real and personal property of the Borrower.

D.           To further induce Lenders to enter into this Agreement, Parent (as defined herein) will provide a guaranty in favor of Administrative Agent for the ratable benefit of Lenders and Parent will grant to the Lenders or their respective designees certain Warrants (as defined herein) to acquire Equity Interests in Parent.

Agreements

For good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, Borrower, Administrative Agent and Lenders agree as follows:

ARTICLE I
THE LOAN FACILITY

    Section 1.1 Term Loans

(a) Term Loan A.  Certain of the Lenders, as successors-in-interest to MBL, severally made a single advance (collectively, all such advances are referred to as (the “Original Term Loan A”) to Borrower on or about September 21, 2011 in the aggregate original principal amount equal of Twelve Million Dollars ($12,000,000).  On the Closing Date, the outstanding principal balance of the Original Term Loan is Seventeen Million One Hundred Thirty Thousand Six Hundred Twenty-Six and 96/100 Dollars ($17,130,626.96).  Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, will make an additional advance to Borrower in the principal amount equal to such Lender’s Term Loan A Commitment Percentage of Two Million Five Hundred Ten Thousand Seven Hundred Sixty-Nine and 04/100 Dollars ($2,510,769.04) in the aggregate (the “Additional Term Loan ”).  The Additional Term Loan A shall be advanced on the Closing Date.  The Additional Term Loan A and the Original Term Loan shall be deemed a single term loan (the “Term Loan A”). As of the Closing Date, notwithstanding the actual unpaid principal balance of Original Term Loan A immediately preceding the Closing Date, the outstanding principal balance of Term Loan A shall be deemed to be $20,230,637.88, which amount is, as of the Closing Date, unconditionally owed by Borrower to Administrative Agent, for the ratable benefit of the applicable Lenders in accordance with their respective Term Loan A Commitment Percentages, without offset, defense, or counterclaim of any kind, nature, or description whatsoever.

For the avoidance of doubt, Term Loan A shall be deemed Advanced according to the Term Loan A Commitment Percentages of the applicable Lenders. Amounts repaid on Term Loan A may not be reborrowed.  The entire outstanding principal balance of Term Loan A, together with all accrued and unpaid interest, shall be due and payable in full on the Maturity Date, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement, if not sooner paid, by Borrower.  Term Loan A shall be evidenced by one or more secured promissory notes (individually and collectively, as the context may require, the “Term Loan A Note”) in substantially the form attached hereto as Exhibit B-1.  If so requested by any Lender, Borrower shall execute and deliver to such Lender a Term Loan A Note to evidence such Lender’s Term Loan A Commitment.

The Borrower and the applicable Lenders hereby acknowledge and agree that, for United States income tax purposes, for an aggregate purchase price of $19,641,396 (it being understood that the Term Loan A has been issued with original issue discount and that the aggregate original principal amount of the Term Loan A is $20,230,637.88, certain of the Lenders have made Term Loan A to Borrower in accordance with their respective Term Loan A Commitments.  Furthermore, Borrower and the applicable Lenders hereby acknowledge and agree that the issue price (within the meaning of Section 1273(b) of the Internal Revenue Code) of Term Loan A is determined pursuant to Section 1272-1275 of the Code and the Treasury Regulations thereunder.  The Borrower and the applicable Lenders agree to report all income tax matters with respect to the issuance of the Term Loan A consistent with the provisions of this Section 1.1(a) unless otherwise required due to a change in applicable law.

      (b) Term Loan B.  Certain Lenders severally made advances to Borrower, as successor-in-interest to ASEN2, (i) on or about February 9, 2012 in the aggregate original principal amount equal to $20,000,000 and (ii) on or about July 23, 2012 in the aggregate original principal amount of $5,000,000 (collectively, "Term Loan B"), collectively evidenced by an Amended and Restated Secured Convertible Promissory Note dated July 23, 2012 in the

aggregate principal amount of $25,000,000.   As of the Closing Date, and notwithstanding the actual unpaid balance of Term Loan B immediately preceding the Closing Date, the outstanding balance of principal and capitalized interest on the Term Loan B shall be deemed to be $26,119,362.12 (it being understood that a $2,750,000 portion of the Term Loan B was forgiven on September 13, 2012), which is unconditionally owed by Borrower to Administrative Agent for the ratable benefit of the applicable Lenders in accordance with their respective Term Loan B Commitment Percentages, without offset, defense, or counterclaim of any kind, nature, or description whatsoever.  For the avoidance of doubt, Term Loan B shall be deemed Advanced according to the Term Loan B Commitment Percentages of the applicable Lenders.  Amounts repaid on Term Loan B may not be reborrowed.  The entire outstanding principal balance of Term Loan B, together with all accrued and unpaid interest, shall be due and payable in full on the Maturity Date, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement, if not sooner paid, by Borrower.  Term Loan B shall be evidenced by one or more secured promissory notes (individually and collectively, as the context may require, the “Term Loan B Note”) in substantially the form attached hereto as Exhibit B-2.  If so requested by any Lender, Borrower shall execute and deliver to such Lender a Term Loan B Note to evidence such Lender’s Term Loan B Commitment of Term Loan B.

The Borrower and the applicable Lenders hereby acknowledge and agree that, for United States income tax purposes, for an aggregate purchase price of $25,358,604 (it being understood that the Term Loan B has been issued with original issue discount and that the aggregate original principal amount of the Term Loan B is $26,119,362.12), certain of the Lenders have made Term Loan B to the Borrower in accordance with their respective Term Loan B Commitment Percentages.  Furthermore, Borrower and the applicable Lenders hereby acknowledge and agree that the issue price (within the meaning of Section 1273(b) of the Internal Revenue Code) of the Term Loan B is determined pursuant to Section 1272-1275 of the Code and the Treasury Regulations thereunder.  The Borrower and the applicable Lenders agree to report all income tax matters with respect to the issuance of the Term Loan B consistent with the provisions of this Section 1.1(a) unless otherwise required due to a change in applicable law.

    Section 1.2   Fees.  The Borrower shall pay, without duplication, to Administrative Agent, for Administrative Agent’s own account, fees in the amounts and at the times set forth in the letter agreement among Borrower, Parent and Administrative Agent, dated as of the date hereof (as amended from time to time, the “Agent Fee Letter”).

    Section 1.3   Reserved.

    Section 1.4   G&A Budget.   The initial G&A Budget is attached as Schedule 1.4.  The Lenders hereby Approve the initial G&A Budget.  Borrower may propose modifications to any G&A Budget from time to time by written notice thereof to the Lenders, and those modifications will become effective only when Approved by the Required Lenders in their reasonable discretion.

    Section 1.5   Development Plan.

     (a) The form of Development Plan is attached as Schedule 1.5.  Borrower may propose the initial Development Plan and any subsequent modifications to the

Development Plan from time to time by written notice thereof to the Lenders, and any such modifications will become effective only when Approved by the Required Lenders.

     (b) The Lenders will not unreasonably withhold or delay their Approval of a modification to the Development Plan proposed by Borrower, but the Lenders may make their Approval subject to such conditions as the Lenders deem appropriate in their reasonable discretion.  The Lenders’ evaluation of the initial Development Plan and each subsequent modification thereto proposed by Borrower requires the Lenders to form, in their reasonable discretion, opinions regarding the technical feasibility of the projects included on each proposed modification to the Development Plan.  The Lenders’ views on those issues may, on occasion, differ with Borrower’s views.  A difference in opinion does not, by itself, suggest that the views of either the Lenders on the one hand or the Borrower on the other hand, were not arrived at in the exercise of any party’s reasonable discretion.

      (c) In support of the initial Development Plan and each subsequent modification thereto, Borrower will prepare and submit to the Lenders for Approval an AFE (including all Supporting Documentation) at least 15 days before Borrower incurs any costs.  To the extent an AFE conforms to the then-Approved Development Plan, however, the Lenders’ Approval of that AFE will not be unreasonably withheld or delayed.

Section 1.6  Reserved.

Section 1.7  Promissory Note; Evidence of Indebtedness.

      (a) Each Lender will record on its books the date, amount and interest rate of each Loan owing to such Lender hereunder, as well as a record of all principal payments made by Borrower in respect of such Loan.  If any Promissory Note is transferred to another holder, the transferring Lender may prepare a schedule of that information and attach it to such Promissory Note.  Neither any error in the recordation of that information on such Lender’s books nor the failure to prepare and attach a schedule of that information to such Promissory Note when it is transferred to another holder will affect such Lender’s or Borrower’s rights and obligations in respect of the applicable Loan and such Promissory Note or the validity of any transfer of such Promissory Note to another holder.

      (b) Administrative Agent, acting as a non-fiduciary agent of the Borrower solely for tax purposes and solely with respect to the actions described in this subsection 1.7(b), shall establish and maintain (A) a record of ownership (the “Register”) in which Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Administrative Agent and each Lender in the Loans, each of their obligations under this Agreement to participate in each Loan, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Section 12.1), (2) the amount of each Loan, (3) the amount of any principal or interest due and payable or paid, and (4) any other payment received by Agent from the Borrower and its application to the Obligations.

Section 1.8  Interest.

      (a) Term Loan A shall bear interest on the outstanding principal amount thereof at a fixed rate equal to 8.75% per annum.  Term Loan B shall bear interest on the outstanding principal amount thereof at a fixed rate equal to 13.00% per annum.  If an Event of Default exists, all amounts outstanding under the Loans will, at the election of Administrative Agent (acting at the direction of the Required Lenders), bear interest at a rate per annum (the “Default Rate”) equal to the lesser of (i) the Highest Lawful Rate and (ii) the otherwise applicable interest rate plus 3%.  In addition, any amount owing by Borrower or another Obligor under this Agreement or the other Loan Documents that is not paid when due, whether at stated maturity, upon acceleration or otherwise, will bear interest (both before and after judgment) at the Default Rate.

      (b) All interest will be computed on the actual number of days elapsed over a year composed of 360 days.  Interest (including, if applicable, the cash portion during the existence of any PIK Option (described below)) shall be due and payable under this Agreement, in arrears, by wire transfer of immediately available funds on the first Business Day of each month, commencing on March 1, 2014 (or the first Business Day thereafter).

      (c) Notwithstanding the foregoing clause (b), Borrower may elect (a "PIK Option"), by written notice given to Administrative Agent at least five (5) Business Days prior to the first day of any calendar month, to have the Loans bear interest from and after the beginning of such month at a rate per annum equal to (i) with respect to Term Loan A, (A) interest at a rate per annum equal to 5.00%, all of which shall be paid timely and in immediately available funds pursuant to clause (b) above (the "Term Loan A Cash Interest Portion") plus (B) paid-in-kind interest at a rate per annum equal to 3.75%, which amount shall be added to the principal amount of Term Loan A pursuant to clause (d) below ("Term Loan A PIK Interest"), and (ii) with respect to Term Loan B, (X) interest at a rate per annum equal to 5.00%, all of which shall be paid timely and in immediately available funds pursuant to clause (b) above (the "Term Loan B Cash Interest Portion") plus (Y) paid-in-kind interest at a rate per annum equal to 8.00%, which amount shall be added to the principal amount of Term Loan B pursuant to clause (d) below ("Term Loan B PIK Interest").

       (d) If Borrower has elected a PIK Option, such PIK Option shall terminate as of the last day of the month that is at least five (5) Business Days after either (A) Borrower gives written notice to the Administrative Agent of the termination of such PIK Option, or (B) during the existence of an Event of Default, the Administrative Agent or the Required Lenders give written notice to Borrower of the termination of the PIK Option by the Administrative Agent or the Required Lenders, as applicable.  From and after any termination of a PIK Option, interest on the Loans shall be payable as set forth in clause (b) above or, if higher, the Default Rate then-applicable pursuant to clause (a) above.  All PIK Interest shall be added to the principal balance of the applicable Loan monthly, in arrears, on the first Business Day of the next succeeding calendar month, after which time such PIK Interest amounts shall be considered principal of the applicable Loan for all purposes under this Agreement and shall be payable at maturity, or earlier upon demand in accordance with this Agreement.

Section 1.9  Repayment of the Loan.

       (a) Application of Funds.  All payments under the Loan will be applied (i) first to pay any fees, expenses or other amounts payable to the Administrative Agent, until paid in full, (ii) second, to unpaid fees which Borrower is obligated to pay to any Lender under any of the Loan Documents, (iii) third to accrued and unpaid interest on Term Loan A, (iv) fourth to accrued and unpaid interest on Term Loan B, (v) fifth to principal on Term Loan A until the amount outstanding under Term Loan A is reduced to zero, and (vi) sixth to principal on Term Loan B until the amount outstanding under Term Loan B is reduced to zero.

       (b) Manner of Payment. Subject to clause (a) immediately above, each payment (including each prepayment) by Borrower on account of the principal of and interest on Term Loan A shall be applied to Term Loan A pro rata according to the Term Loan A Commitment Percentages of the applicable Lenders in the inverse order of maturities thereof.  Each payment (including each prepayment) by Borrower on account of the principal of and interest on Term Loan B shall be applied to Term Loan B pro rata according to the Term Loan B Commitment Percentages of the applicable Lenders in the inverse order of maturities thereof.

Section 1.10   Time of Payments.

       If any payment to be made under this Agreement falls due on a day that is not a Business Day, then such payment shall be due and payable on the next succeeding Business Day.  Any payment received by Administrative Agent after 2:00pm Chicago time, on a Business Day may be deemed received by the Administrative Agent on the next succeeding Business Day and amounts accruing thereon shall continue to accrue until the time such payment is deemed received hereunder.

Section 1.11  Borrower Sub-Account; Disbursements.

       (a) Borrower Sub-Account.  Following an Event of Default, at the election of the Administrative Agent (acting at the direction of the Required Lenders), and until all monetary Obligations have been Indefeasibly paid in full in cash, Borrower will direct and Cause Operator, all Purchasers of Hydrocarbons and all other customers and obligors of Borrower (including all payors of Royalty Interests, net profit interests, and production payment interests) to deposit directly into the Payment Account all payments of any nature due and owing to Borrower.  If Borrower nonetheless receives any such funds, it will promptly (but, in any event, by the end of the following Business Day) deposit all such funds in the Payment Account.  This Section 1.11 will not prohibit Operator or Purchasers from making payments directly to Royalty Interest owners and other third party payees who are not Affiliates of Borrower.  Administrative Agent will establish a sub account (the “Borrower Sub-Account”) on its internal books and records and credit to the Borrower Sub-Account all funds collected in the Payment Account and attributable to Borrower’s Net Revenue Interest in the Properties at the time the amount to be credited has been identified to Administrative Agent’s reasonable satisfaction.  Borrower hereby irrevocably authorizes Administrative Agent to debit the Borrower Sub-Account for the payment of all Obligations when due.  Except as provided in Section 1.11(b), Administrative Agent may, if an Event of Default exists, apply all funds credited to the Borrower Sub-Account against any Obligations then outstanding.

       (b) Amounts Owed to Third Parties; Taxes.  Amounts deposited into the Payment Account and owing to (i) Working Interest and Royalty Interest owners that are not Affiliates of Borrower, or (ii) Governmental Authorities for Taxes or payments measured by production will be released by Administrative Agent to Borrower upon receipt of a certificate from Borrower detailing the amounts and the party to be paid.  If an Event of Default exists, however, Administrative Agent will, at its option (acting at the direction of the Required Lenders) and upon prior written notice to Borrower, have the right (but not the obligation) to make payments directly to the Persons identified on Borrower’s certificate.  Schedule 1.11(b) identifies and contains a specimen signature of each Person authorized to deliver the certificate contemplated by this Section 1.11(b) on behalf of Borrower.  Unless otherwise noted on Schedule 1.11(b), only a single signatory is required on a certificate.

       (c) Administrative Agent’s Right to Audit.  Administrative Agent will have the right to undertake audit procedures during normal business hours and upon reasonable prior notice to periodically confirm that the payments described in Section 1.11(b) have been made by Borrower to the parties entitled thereto.

Section 1.12  Optional Prepayment of the Loan.  Borrower may prepay the Loan in whole or in part at any time without penalty or premium; provided that Borrower shall give Administrative Agent not less than 3 Business Days' prior written notice of any such prepayment. All prepayments received by Administrative Agent under this Section 1.12 will be applied in accordance with Section 1.9(a) and 1.10.

Section 1.13  Mandatory Prepayment of the Loan.  Borrower will promptly pay to Administrative Agent, for the ratable benefit of the Lenders, 100% of all net proceeds from the sale of any Collateral (excluding sales of Hydrocarbons in the ordinary course of business and sale of Equipment authorized by the Security Agreement).  The preceding sentence will not, however, be deemed to be a consent by Administrative Agent or any Lender to any such sale.  All prepayments received by Administrative Agent under this Section 1.13 will be applied in accordance Section 1.9(a) and 1.10.

Section 1.14  Application of Insurance Proceeds.  Borrower will promptly pay to Administrative Agent, for the ratable benefit of the Lenders, 100% of all cash amounts received as insurance proceeds under any property or casualty insurance related to the Collateral, unless Administrative Agent Approves Borrower’s expenditure of those insurance proceeds to repair or replace the affected Collateral.  All prepayments received by Administrative Agent under this Section 1.14 will be applied in accordance with Section 1.9(a) and 1.10.

Section 1.15  RESERVED.

Section 1.16  Return of Funds Following Payment of Obligations.  Following the Indefeasible payment of all monetary Obligations in full in cash, Administrative Agent will promptly upon receipt of a written request from Borrower (including, without limitation, Borrower's wiring or other payment instructions) deliver to Borrower any funds remaining in the Borrower Sub-Account.

Section 1.17  Taxes.

      (a) Taxes Not Deducted from Payments to Lender.  All payments made by Borrower under this Agreement will be made free and clear of and without deduction for Taxes (other than Excluded Taxes).  If Borrower is required by law to deduct any Taxes (other than Excluded Taxes) from any sum payable to Administrative Agent or any Lender, (i) the sum payable will be increased by an amount that would be required to be paid so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 1.17(a)) Administrative Agent or such Lender will receive an amount equal to the sum it would have received had no deductions been made, (ii) Borrower will deduct from the sum payable to Administrative Agent or such Lender an amount sufficient to pay such Taxes and pay the balance to Administrative Agent or such Lender, and (iii) Borrower will promptly pay the full amount deducted to the relevant Taxing Authority or other Governmental Authority in accordance with Law, provided, however, that Borrower shall not be required to increase any such amounts payable to Administrative Agent or any Lender with respect to such Taxes:  (i) that are attributable to such Lender’s failure to comply with the requirements of Section 1.17(d), (ii) that are United States withholding Taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from Borrower with respect to such Taxes pursuant to this Section 1.17(a), or (iii) any amounts paid under FATCA.

       (b) Other Taxes.  In addition, and to the fullest extent permitted by Law, Borrower agrees to pay any present or future stamp, documentary, mortgage registration or similar Taxes or any other excise or property Taxes, charges or similar levies that arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, the “Other Taxes”).

        (c) Indemnification.  To the fullest extent permitted by Law, except as specifically provided in Section 1.17(a), and unless there exists a material breach of Administrative Agent’s or Lenders’ representations in this Agreement, Borrower will forever indemnify Administrative Agent and Lenders from and against (i) all Taxes (other than Excluded Taxes) and Other Taxes imposed by any Taxing Authority on amounts payable under this Section 1.17(c) and paid by Administrative Agent or Lenders on behalf of Borrower and (ii) all liabilities (including penalties, interest and reasonable attorneys fees, expenses and disbursements) arising from or related to those Taxes (other than Excluded Taxes)  and Other Taxes.  Borrower will make any payments required under this Section 1.17(c) within 30 days after Administrative Agent or any Lender delivers a written notice to Borrower that (x) identifies the relevant Taxing Authority and the amount of the Tax (other than an Excluded Tax) or Other Tax imposed, (y) states with reasonable specificity the basis for that Tax (other than an Excluded Tax) or Other Tax, and (z) certifies that Administrative Agent or such Lender has paid the Tax (other than an Excluded Tax) or Other Tax imposed.  The indemnification obligations of Borrower under this Section 1.17(c) will survive the repayment of the Obligations and the termination of this Agreement.

       (d) Certification of Tax Status By Lender.

(i) Each Lender will promptly and prior to the time any payments are made:  (A) execute and deliver to Administrative Agent and Borrower an original, duly completed United States Internal Revenue Service Form W-8BEN, W-8IMY or W-8ECI (as applicable), claiming complete exemption from, or a reduced rate of, United States federal withholding Tax on all payments by Borrower under this Agreement and the other Loan Documents, and (B) deliver to Administrative Agent and Borrower a United States Internal Revenue Service Form W-8 or W-9 (as applicable) and certify that such Lender is entitled to an exemption from United States backup withholding Tax.  Each Lender further agrees to deliver to Administrative Agent and Borrower (x) renewals or additional copies of such forms (or any successor forms) on or before the date that such forms expire or become obsolete, (y) after the occurrence of any event requiring a change in the most recent forms delivered by it, additional forms or amendments to those forms as may be reasonably requested by Administrative Agent or Borrower, and (z) from time to time as reasonably requested by Administrative Agent or Borrower.  All forms or amendments described in the preceding sentence will include a certification by such Lender that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income Taxes, unless an event (including a change in Law) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises Borrower and Administrative Agent in writing that such Lender is not capable of receiving payments without any deduction or withholding of United States federal income Tax.  Notwithstanding any other provision of this paragraph, a non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such non-U.S. Lender is not legally able to deliver.

(ii) If a payment made to any Lender or Administrative Agent under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code of 1986, as amended, as applicable), such Lender or Administrative Agent shall deliver to Borrower, at the time or times prescribed by Law and at such time or times reasonably requested by Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code of 1986, as

amended) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA, to determine that such Lender or Administrative Agent has or has not complied with its obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 1.17(d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

       (e) Certain Recoveries.  If a Lender becomes subject to Taxes because of its failure to deliver a form required under Section 1.17(d), Borrower shall take such steps as such Lender may reasonably request to assist such Lender in recovering those Taxes.

       (f) Documentation of Exemptions.  If any Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments under any Loan Document pursuant to the Law of any relevant jurisdiction, such Lender will deliver to Borrower, at the time or times prescribed by Law, properly completed and executed documentation required by Law so as to permit those payments to be made without withholding or at a reduced rate of withholding.

       (g) Designation of Substitute Lending Office.  Each Lender will, at Borrower’s request following the occurrence of any event giving rise to the operation of this Section 1.17, use commercially reasonable efforts (subject to overall policy considerations of such Lender) to designate a substitute lending office, but provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of this Section 1.17.  Nothing in this Section 1.17(g) will affect or postpone any of the obligations of Borrower or the rights of such Lender provided in this section.

       (h) Effect of Tax Refund.  Each Lender will use its commercially reasonable efforts to obtain in a timely fashion any refund, deduction or credit of any Taxes or Other Taxes paid or reimbursed by Borrower pursuant to this Section 1.17.  If any Lender determines in its sole discretion, exercised in good faith, that it has received a benefit in the nature of a refund, deduction or credit (including a refund in the form of a deduction from, or credit against Taxes or Other Taxes that are otherwise payable by such Lender) of any Taxes or Other Taxes with respect to which Borrower has made a payment under this Section 1.17, such Lender will notify and reimburse Borrower (promptly after such Lender reasonably determines that such refund, deduction or credit has become final) to the extent of the benefit of such refund, deduction or credit, including any interest paid by the relevant Taxing Authority, net of all out-of-pocket expenses of such Lender; provided, that Borrower, upon the request of such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender is required to repay such refund to such Governmental Authority.  Nothing in this Section 1.17 will, however, require such Lender to make available its Tax returns (or any other information relating to its Taxes which it deems to be confidential) or to attempt to obtain any refund, deduction or credit (including any interest paid by the relevant Taxing Authority and received by such Lender), if such Lender determines that doing so could be inconsistent with any reporting position otherwise taken by such Lender on its Tax returns.

Section 1.18   Agent's Account.  All payments required under Sections 1.8, 1.12 or 1.13 hereof shall be made by wire transfer of immediately available and final funds, to the Agency Account.

ARTICLE II
SECURITY; ETC.

Section 2.1  Grant of Liens and Security Interests.  As security for all of the Obligations owed to Administrative Agent and Lenders under this Agreement and the other Loan Documents, Borrower grants, assigns, transfers and conveys to Administrative Agent, for its own account and for the ratable benefit of each Lender, a first priority mortgage Lien on and first priority and perfected security interest in the Collateral owned by Borrower subject only to the Permitted Encumbrances.

Section 2.2  Notice of Assignment of Proceeds.  Following an Event of Default, Borrower shall cooperate with Administrative Agent to deliver to each Operator, Purchaser and other Person that is an account debtor to Borrower, written notice (substantially in the form of Exhibit G) from Administrative Agent (as assignee) and Borrower that all amounts owing to Borrower by that Person—including all proceeds from the sale of Hydrocarbons from or allocable to Borrower’s Net Revenue Interest in the Properties—have been assigned to Administrative Agent and are to be paid into the Payment Account.  Borrower shall Cause all recipients of the notices to remit all amounts owing to Borrower directly to the Payment Account.  Subject to any then existing contractual obligations that are not cancelable without penalty and subject to Borrower’s legal right to direct to whom its Hydrocarbons are sold, Borrower shall not sell Hydrocarbons to any Purchaser or through an Operator that refuses to timely acknowledge the notice of assignment of proceeds and pay amounts directly into the Payment Account as required by this Section 2.2.

Section 2.3  Further Assurances.  Borrower shall, at the request of Administrative Agent, execute and deliver to Administrative Agent, for the benefit of Lenders, any additional documents necessary, in the reasonable opinion of Administrative Agent, to create, perfect and maintain Administrative Agent’s Liens on the Collateral in a first-priority position subject only to the Permitted Encumbrances.  Borrower irrevocably authorizes Administrative Agent to prepare and file, at any time and in any filing office, all financings statements and amendments to them necessary to the perfection or continuation of the security interests granted to Administrative Agent by Borrower.

Section 2.4  Release of Liens; Financing Statements; Release.  Following the Indefeasible repayment of all monetary Obligations in full and in cash and the complete performance of all other Obligations (other than inchoate indemnity obligations and similar obligations that survive the termination of this Agreement), (a) Administrative Agent will deliver to Borrower, at Borrower’s expense, releases of all Liens arising under the Security Documents with an acknowledgment that the same have been terminated, and (b) Borrower shall deliver to Administrative Agent and Lenders a general release of all liabilities and obligations of each of them under this Agreement and the other Loan Documents (other than the Warrants).  The obligations of Parent under the Warrants will survive the termination of this Agreement and the release of the security interests.

Section 2.5  Guaranty.  Borrower shall Cause American Standard Energy Corp., a Delaware corporation, to execute and deliver the Guaranty to Administrative Agent to further secure the payment and performance of the Obligations.

Section 2.6  Pledged Interests.  Borrower will Cause the Pledgor(s) to execute and deliver a Pledge Agreement on or before the Closing Date so as to grant to Administrative Agent, as additional security for the Obligations, a first-priority security interest in all of the issued and outstanding Equity Interests of Borrower (collectively, the “Pledged Interests”).

Section 2.7  Subordination Agreements.  At the Required Lenders' request, Borrower shall Cause all of its Affiliates and any other Person designated by the Lenders to execute a Subordination Agreement.

Section 2.8  Reserved.

Section 2.9  Reserved.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

To induce each Lender to make the Loans, Borrower makes the following representations and warranties to Administrative Agent and each Lender, which representations and warranties will survive the execution and delivery of this Agreement and continue until all Obligations have been satisfied and no Lender has any further commitment to make any Advance under this Agreement.

Section 3.1  Formation and Existence.  Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Borrower is qualified to do business in every other jurisdiction where the nature of its business or the ownership of its property requires it to be so qualified and where failure to so qualify could reasonably be expected to have a Material Adverse Effect.

Section 3.2  Name; Executive Offices.  The name of Borrower, as listed in its Charter Documents on file in the public records of its jurisdiction of organization, is American Standard Energy, Corp.  Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.2 (or as set forth in a notice delivered pursuant to Section 12.2).

Section 3.3  Capitalization; Ownership; Subsidiaries.  Except for the Warrants, and those agreements set forth on Schedule 3.3(a), there are no agreements in force which provide for the issue or allotment of, or grant any Person the right to call for the issue or allotment of, any Equity Interest in Parent or Borrower (including any option or right of pre-emption or conversion).  All of the outstanding Equity Interests of Borrower are covered by Pledge

Agreements in favor of Administrative Agent. Each of Borrower’s Subsidiaries is set forth on  Schedule 3.3(b).

Section 3.4  Authorization; Non-Contravention.  Borrower’s execution, delivery and performance under the Loan Documents and the creation of all Liens provided for in the Security Agreements:

       (a) are within the corporate power and authority of Borrower;

       (b) have been duly authorized by all necessary corporate action of Borrower;

       (c) are not in contravention of (i) any agreement to which Borrower is a party or by which it or its property is bound, (ii) the Charter Documents of Borrower, or (iii) any provision of law applicable to Borrower or its properties, and in the case of each of clauses (i) and (iii), where its contravention could reasonably be expected to have a Material Adverse Effect;

       (d) do not require the consent or approval of any Governmental Authority or any other Person except for (i) those previously delivered to Administrative Agent, (ii) those third party approvals or consents which, if not made or obtained, could not reasonably be expected to have a Material Adverse Effect or (iii) those that are both (A) identified on Schedule 3.4(d), and (B) routinely granted by the relevant Governmental Authority and expected to be obtained in the ordinary course (the consents and approvals described in the preceding clause (ii) being the “Post-Closing Governmental Consents”); and

       (e) are legal, valid and binding obligations of Borrower, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles.

Section 3.5  Solvency.  After giving effect to the transactions contemplated in this Agreement, Borrower will be Solvent.

Section 3.6  Omissions and Misstatements.  Borrower has disclosed to Administrative Agent and the Lenders all agreements, and all other matters known to Borrower, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  All financial and other information furnished in writing by or on behalf of Borrower to Administrative Agent or any Lender in connection with the negotiation or performance of this Agreement or any other Loan Document, when taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but, with respect to financial projections, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  Except as set forth on Schedule 3.6, to Borrower’s Knowledge, after due inquiry, there is no fact peculiar to Borrower which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the other Loan Documents or disclosed in writing to Administrative Agent and the Lenders by Borrower on or before the date of this Agreement. To Borrower’s Knowledge, after due inquiry, there are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein.

Section 3.7  Joint Venture.  Except as set forth on Schedule 3.7, Borrower is not engaged in any joint venture or partnership with any other Person.

Section 3.8      Commissions; Expenses.  Except for commissions for which Borrower is solely responsible and that are identified on Schedule 3.8, no broker’s or finder’s fees or commissions have been paid or will be payable by Borrower or any of its Affiliates to any Person in connection with the transactions contemplated by this Agreement.

Section 3.9  Tax Returns; Taxes.  Borrower has timely filed (after giving effect to any applicable extensions) all material Tax returns (foreign, federal, state and local) required to be filed and has paid all Taxes due (including interest and penalties) except for (a) amounts contested in good faith by Borrower through appropriate proceedings timely filed and against which Borrower maintains adequate reserves in accordance with GAAP and (b) to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  No assessments have been made by any Governmental Authority against Borrower or any of the Collateral that have not been paid (except for assessments protested in good faith by Borrower through appropriate proceedings timely filed and against which Borrower maintains adequate reserves in accordance with GAAP) nor has any penalty or deficiency been assessed by any Governmental Authority.  No Governmental Authority has notified Borrower that any material Tax return is under examination, nor is the result of any prior examination being contested by Borrower.  Except with respect to taxes being contested in good faith by Borrower through appropriate proceedings timely filed and against which Borrower maintains adequate reserves in accordance with GAAP, no material Tax Liens have been filed against Borrower or any of the Collateral.

Section 3.10  Litigation; Governmental Proceedings.  Except as set forth on Schedule 3.10, no claim, action, suit or other proceeding (collectively, an “Action”) by any Governmental Authority or any other Person is pending or, to Borrower’s Knowledge, threatened against Borrower or that relates to any of the Collateral.  With respect to the Actions set forth on Schedule 3.10, Borrower has not accepted liability in connection with any Action except in the specific instances described on Schedule 3.10, none of which could reasonably be expected to have a Material Adverse Effect.

Section 3.11  Ownership of Collateral; Interests.

       (a) All Collateral is owned of record by Borrower, free and clear of any Lien other than the Permitted Encumbrances.  Except for the Permitted Encumbrances, Borrower has Defensible Title to each of the Properties.  Except for Permitted Encumbrances or as Approved by Administrative Agent, Borrower’s interest in the Properties is not subject to any mineral reservations or top leases of record.  Borrower has the exclusive right to sell and grant Liens over the Collateral.  There are no unrecorded documents or agreements that could limit or impair (i) Borrower’s ability to grant the Liens contemplated by the Security Documents or (ii) Administrative Agent’s ability to enforce those Liens pursuant to the Security Documents.  Subject to the Permitted Encumbrances, Borrower has all beneficial right, title and interest in and to the Net Revenue Interest in all production from or allocable to Borrower’s interest in the Properties (including each Lease).

       (b) All Basic Documents to which Borrower is a party and, to Borrower’s Knowledge, all Leases and material agreements comprising the Properties are valid, existing and in full force and effect.  No material default by Borrower or, to the knowledge of Borrower, any other party to any Basic Document (or event or circumstance which with the giving of notice or the passage of time or both would give rise to a material default) exists under any such Basic Document.

       (c) All of the assets of Borrower that are reasonably necessary for the conduct of its current business are in good working condition (ordinary wear and tear excepted) and are regularly maintained in accordance with customary industry standards.

       (d) Except for the Properties identified on Exhibit A, (i) Borrower does not own any other direct or indirect interest of any kind in Hydrocarbons, including any Equity Interests, Equity Equivalents, or calls or options to purchase, and (ii) Borrower does not have any right to acquire any interest of the type described in the preceding clause (i).

       (e) Borrower’s Working Interest is not more than, and its Net Revenue Interest is not less than, the percentages set forth on Exhibit A for each of the Properties.

Section 3.12    Debt.  Upon consummation of the transactions contemplated by this Agreement, Borrower will not have any Debt for borrowed money outstanding other than the Obligations.

Section 3.13    Intellectual Property.  Borrower possesses all trademarks, trade names, trade styles, copyrights, patents and other intellectual property necessary to conduct its current business without any infringement or conflict with the rights of any other Person, except as otherwise could not reasonably be expected to result in a Material Adverse Effect.

Section 3.14        No Other Leases.  Borrower is neither the lessor or lessee under any material leases (including real property leases, equipment leases, capital leases, etc.) other than the Leases included in the Properties and leases entered into in the ordinary course of business which are not considered Leases as defined herein.

Section 3.15   Investments. Other than deposits made from time to time in connection with the purchase of Properties and prepayments made from time to time in connection with cash calls under the Operating Agreements consistent with the terms and conditions of this Agreement, Borrower has not made or committed to make any Investment.

Section 3.16  No Unusual Restrictions.  Borrower is not a party to, bound by or subject to any indenture, agreement, contract, instrument, lease, Charter Document, injunction, order, restriction or decree, which could reasonably be expected to have a Material Adverse Effect.

Section 3.17  No Take or Pay Agreements.  Borrower is not a party to or bound by, and neither Borrower nor any of the Properties are subject to, any “take or pay” contract or settlement or any other agreement or arrangement that (a) allows any Natural Gas purchasers to take Natural Gas previously paid for out of future Natural Gas production, or (b) provides for a cash refund or rebate to any Natural Gas purchaser if reimbursement of take or pay monies is not made through Natural Gas production.

Section 3.18  Gas Imbalances.  To Borrower’s Knowledge, Borrower’s share of Hydrocarbons produced from the Wells in which Borrower has an interest are not being utilized to settle balancing rights of third parties or balancing duties under Laws.  For purposes of this Section 3.18 Borrower’s share of Hydrocarbons is equal to its Net Revenue Interest for that Well.

Section 3.19  Environmental Matters.  Except as disclosed on Schedule 3.19 and as could not reasonably be expected to have a Material Adverse Effect:

       (a) No Property, no operations currently conducted on any Property, and, to Borrower’s Knowledge, no operations conducted on any Property by any other prior owner or operator of any Property are (i) in violation of any Environmental Law or any order or requirement of any Governmental Authority in respect of any Environmental Law, (ii) the subject of any existing, pending or, to Borrower’s Knowledge, threatened action, suit, investigation, inquiry or proceeding by or before any Governmental Authority, or (iii) currently subject to any unsatisfied remedial obligations under any Environmental Law;

       (b) Borrower has duly filed and maintained all Permits and notices, if any, required by any Environmental Law to be maintained or filed in connection with the operation or use of any Property by Borrower or, if Borrower is not the Operator, to Borrower’s Knowledge the Operator has duly filed and maintained all such Permits and notices, and Borrower and, to Borrower’s Knowledge, Operator are in compliance with the terms and conditions of those Permits and notices;

       (c) To Borrower’s Knowledge, (i) all Hazardous Materials, solid waste, and Hydrocarbon exploration and production wastes, if any, previously generated at any Property have been transported or treated or disposed of in accordance with Environmental Laws, (ii) all transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws, and (iii) no such transport carriers or treatment or disposal facilities are the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws; and

       (d) Neither Borrower nor any of its Affiliates nor, to Borrower’s Knowledge, Operator has any unsatisfied or known contingent liabilities in connection with any release or threatened release of any Hazardous Materials, solid waste, and Hydrocarbon exploration and production wastes on or from any Property, except as in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.

Section 3.20  Permits and Licenses.

       (a) Borrower, if Borrower is the Operator, or to Borrower’s Knowledge, Operator, if Borrower is not the Operator, as applicable, (i) maintains all Permits necessary to conduct Hydrocarbon exploration and production operations on the Properties, and (ii) maintains all other Permits necessary to conduct its business, except, in either case, where the failure to maintain a Permit could not reasonably be expected to have Material Adverse Effect.

       (b) Borrower, if Borrower is the Operator, or to Borrower’s Knowledge, Operator, if Borrower is not the Operator, as applicable, is not liable for any material pending fees, assessments or penalties relating to any Permit other than those payable in the ordinary course of business and not yet delinquent.

       (c) The continuation, validity and effectiveness of each Permit maintained by Borrower (or, if Borrower is not the Operator, to Borrower’s Knowledge the Permits maintained by Operator) are not and will in no way be adversely affected by the transactions contemplated by this Agreement or the Security Documents.

       (d) Neither Borrower nor, to Borrower’s Knowledge, Operator, is in breach of or in default under the terms of any Permit, nor has Borrower or, to Borrower’s Knowledge, Operator, engaged in any activity which could result in the revocation or suspension of any Permit.  No action or proceeding is pending or, to Borrower’s Knowledge, threatened by the issuer of any Permit that could result in the revocation or suspension of any Permit.  No suspension of production on the Properties is in effect.

Section 3.21  Operation of the Properties.

       (a) Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Properties (together with any other properties unitized with any of the Properties) have, since the acquisition of the Properties, been maintained, operated and developed (i) in conformity with all Laws, (ii) in conformity with the terms and conditions of all Basic Documents, and (iii) in a manner consistent with the conduct of a Prudent Operator, but with respect to any Properties for which Borrower is not the Operator, then the foregoing representation shall be based upon Borrower’s Knowledge;

       (b) To Borrower’s Knowledge and except where its occurrence could not reasonably be expected to have a Material Adverse Effect (i) no Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not that overproduction was permissible at the time), (ii) none of the vertical Wells comprising the Properties (or properties unitized with any of the Properties) deviates from the vertical more than the maximum permitted by Laws, (iii)  each of the Wells comprising the Properties (or properties unitized with any of the Properties) are bottomed under and are producing from, and the well bores are situated wholly within, the Properties or unitized properties, as applicable.

       (c) Neither Borrower nor, to Borrower’s Knowledge, Operator or any other Person is in breach of or in default under the terms of any Basic Document to which any of them are bound or to which any of the Properties are subject, except to the extent such breach or default could not reasonably be expected to have a Material Adverse Effect.

Section 3.22  USA PATRIOT Act Representation.  Neither Borrower nor any Obligor is a country, individual or entity named on the Specifically Designated National and Blocked Persons list issued by the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Section 3.23  Contingent Liabilities.  Except for (a) obligations arising under bonds required by Law and identified on Schedule 3.23, (b) indemnity, cleanup and other obligations of a customary nature assumed or incurred (excluding Debt for borrowed money) in favor of any Person from whom Borrower acquired any of the Collateral, and (c) Debt permitted by Section 6.1, Borrower has not assumed, guaranteed, endorsed or otherwise become directly, indirectly or contingently liable for any liability of any other Person, except for the endorsement of checks and other negotiable instruments for collection in the ordinary course of business.

Section 3.24  Equipment.  Except for the Permitted Encumbrances, there is no restriction or other limitation on Administrative Agent’s ability to obtain or exercise its Lien over the Equipment, including the right to foreclose on and sell the Equipment or to exercise, subject to Debtor Relief Laws, all other rights and remedies of a secured party under the Laws of each jurisdiction applicable to the Equipment.

Section 3.25  Unpaid Bills.

       (a) Schedule 3.25 identifies all vendors that have provided goods or services to Borrower in connection with the development of the Properties during the six calendar months preceding this Agreement.

       (b) Borrower does not have any past due bills for improvements to the Collateral that could give rise to mechanics’ or materialmen’s Liens or other similar Liens arising by operation of law that could rank in priority ahead of any of the Liens arising under the Security Documents, except for bills being diligently contested in good faith by Borrower and against which Borrower maintains adequate reserves in accordance with GAAP.

Section 3.26  Taxpayer Identification.  Borrower’s federal taxpayer identification number is 20-2791397.

Section 3.27  Investment Company.  Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.28  Borrower is Not a Public Company.  Borrower’s Equity Interests are neither registered nor required to be registered under the Securities Exchange Act of 1934, as amended.

Section 3.29  No Margin Trading.  Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System (the “Board”)).  No part of the proceeds of any Loan will be used for any purpose that violates Regulations T, U or X of the Board.

Section 3.30  No Pending Sale or Financin.  No agreement, whether written or oral, exists between Borrower and any other Person regarding the purchase, sale or financing of any of the Collateral.

Section 3.31  No Calls on Production.  No agreement, whether written or oral, exists pursuant to which any Person has a call upon, option to purchase or similar right with respect to future production from or allocable to the Properties other than pursuant to Approved Marketing Contracts.

Section 3.32  Basic Documents.

       (a) Each of the Basic Documents to which Borrower is a party is in full force and effect in accordance with its terms and constitutes the valid and binding obligations of each of the parties to them, except as limited by Debtor Relief Laws and by general equitable principles.

       (b) Neither Borrower nor, to Borrower’s Knowledge, any other party to any Basic Document is in breach of or in default under the terms and conditions of the applicable Basic Document(s) where that breach or default could reasonably be expected to have a Material Adverse Effect.

       (c) To Borrower’s Knowledge, no party to any Basic Document has given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any Basic Document where an action of that type could reasonably be expected to have a Material Adverse Effect.

       (d) Neither the execution and delivery of the Loan Documents by Borrower, nor the performance of any of its obligations under the Loan Documents—including Borrower granting Liens to Administrative Agent in accordance with the Security Documents—will result in a breach of or a default under any Basic Document.

Section 3.33 Farmout Agreements and Subject Contracts, Etc.  With respect to the Properties and the Basic Documents creating the interests that comprise Properties, and except as set forth on Schedule 3.33, Borrower has not created and, to Borrower’s Knowledge, there exist no:

       (a) farmout agreements under which (i) Borrower has any remaining obligations or (ii) any other Person has any remaining rights to acquire an interest of any kind in the Properties;

       (b) outstanding obligations of Borrower in connection with the drilling of Wells or engaging in other development operations, except for (i) obligations under a Lease to drill an offset Well and (ii) obligations under an Operating Agreement to participate in development activities to which Borrower has consented and that are, in either case, included in the Development Plan;

       (c) no limitations as to the depths covered or substances to which such interests relate other than as specified in the Leases and other Basic Documents; and

       (d) royalty provisions requiring the payment of royalties on any basis other than as specified in the Leases and other Basic Documents.

Section 3.34  Operating Agreements.  With respect to the Operating Agreements relating to Borrower’s Working Interest and Net Revenue Interest in the Properties:

       (a) Schedule 3.34 identifies all Operating Agreements to which the Properties are subject;

       (b) Schedule 3.34 identifies all outstanding calls for payment by Borrower, all of which are, unless otherwise noted on Schedule 3.34, being paid within the term required;

       (c) neither Borrower nor, to Borrower’s Knowledge, any of its predecessors in title has consented to any operation that is not included in the Development Plan; and

       (d) there are no operations with respect to which Borrower or any predecessor in title has become a non-consenting party nor are there any non-consent penalties binding or that will become binding upon Borrower that are not reflected in the Net Revenue Interest or Working Interest as set forth on Exhibit A.

Section 3.35     No Unusual Agreements.  All agreements applicable to Borrower’s Working Interest and Net Revenue Interest in the Properties are of the type generally found in the oil and gas industry and the gathering and transmission industry, as applicable, and do not (individually or in the aggregate) contain any unusual provisions which could reasonably be expected to have a Material Adverse Effect.

Section 3.36  Suspense of Proceeds.  No proceeds from the sale of Hydrocarbons attributable to Borrower’s interests in the Properties are being held in suspense for any reason.

Section 3.37  Employee Plans.  Borrower has no Employee Plans.

Section 3.38  Insurance.  The insurance policies that Borrower is required to maintain under Section 5.8 provide insurance coverage, in both type and amount, that is (a) sufficient to allow Borrower to comply with all Laws and to satisfy the requirements of the Basic Documents and any other material agreement by which Borrower is bound or which the Properties are subject, and (b) with respect to the Properties for which Borrower is the Operator, are consistent with the insurance coverage, in both type and amount, that would be maintained by a Prudent Operator.  With respect to those Properties for which Borrower is not the Operator, to

Borrower’s Knowledge, the Operator maintains insurance coverage of a type and in an amount that would be maintained by a Prudent Operator and is consistent with the requirements of the relevant Operating Agreement.  Administrative Agent, for the ratable benefit of Lenders, has been named as an additional insured under all liability insurance policies maintained by Borrower and has been named as a loss payee under all property casualty insurance maintained with respect to the Collateral.

Section 3.39  No Material Adverse Effect.  Since the date of the most recent audited financial statements delivered to Administrative Agent, no Material Adverse Effect has occurred (other than as set forth in Schedule 3.6).

Section 3.40  Restriction on Liens.  Except for (a) the Post-Closing Governmental Consents, and (b) restrictions, if any, arising under the Basic Documents and identified on Schedule 3.40, no restriction or limitation exists with respect to Borrower’s ability to grant to Administrative Agent the Liens arising under the Security Documents.

Section 3.41  Hedging Agreements.  Schedule 3.41 identifies all Hedging Agreements and includes the name of the counterparty to and the material terms of all transactions under those Hedging Agreements (including the type, term, effective date, termination date and notional amounts or volumes), and all credit support agreements relating to those Hedging Agreements (including any margin required or supplied and the name of any Person providing credit support).

Section 3.42  Marketing of Production.  Borrower does not sell or otherwise dispose of any material portion of the Hydrocarbon production allocable to the Properties except pursuant to Hydrocarbon marketing and sale contracts that are (a) identified on Schedule 3.42 and in effect on the date of this Agreement, (b) Approved by Administrative Agent in its reasonable discretion, (c) between Borrower and any Person that is not an Affiliate (whether or not in writing) that are cancelable, without penalty, on 30 days’ notice or less, or (d) marketing arrangements over which Borrower exercises no direct control and to which it is subject pursuant to an Operating Agreement (each an “Approved Marketing Contract”).  Borrower is receiving a price for all Hydrocarbon production sold that is computed substantially in accordance with the terms of the relevant contract, and deliveries are not being curtailed substantially below the subject Property’s delivery capacity.

Section 3.43  Deposit Accounts.  Except as set forth on Schedule 3.43, Borrower does not maintain any deposit accounts (as defined in the UCC).

Section 3.44  Labor Matters.  Neither Borrower nor any of its Subsidiaries are in violation of any Law relating to labor matters, and all payments due from Borrower or any Subsidiary of Borrower for employee health and welfare insurance have been paid or accrued as a liability on its books, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 3.45  Eligible Contract Participant.  Borrower is an “eligible participant” as defined in the Commodities Futures Modernization Act of 2000 17 C.F.R. § 35.1(b)(2)(2006), as amended, and the rules and regulations promulgated under that act.

Section 3.46  Character of Pledged Interests.  The Pledged Interests are not (a) certificated, (b) dealt in or traded on securities exchanges or in securities markets, (c) “investment company securities” as that term is defined in the UCC or (d) held in a “securities account” as that term is defined in the UCC.  The Charter Documents of Borrower do not provide that the Pledged Interests are securities governed by Chapter 8 of the UCC.

Section 3.47  No Default.  No Default exists or is reasonably likely to result from Borrower’s entry into or performance under any Loan Document or the making of any Loan under this Agreement.  Except as set forth in Schedule 3.47, no event or circumstance exists which, with the expiry of a grace period, the giving of notice or the making of any determination by any other Person would constitute a default under any other agreement, whether written or oral, by which Borrower is bound or to which any of the Collateral is subject, except where such default could not reasonably be expected to have a Material Adverse Effect.

Section 3.48  Financial Statements.  The most recent financial statements of Borrower delivered to Administrative Agent (a) have been prepared in accordance with GAAP, and (b) give a true and fair view (if audited) or fairly present (if unaudited) of its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

Section 3.49  Priority.  Subject to Permitted Encumbrances, the Security Documents have or will have first ranking priority and none is subject to any prior ranking or pari passu ranking Lien.

Section 3.50  Affiliate Interests in Properties.  Except as set forth on Schedule 3.50, no Affiliate of Borrower holds, either directly or indirectly, an ownership or economic interest in the Properties, other than through their ownership of Equity Interests in Borrower.

ARTICLE IV
FINANCIAL STATEMENTS AND INFORMATION;
CERTAIN NOTICES TO ADMINISTRATIVE AGENT

For as long as this Agreement remains in effect, Borrower shall deliver the following to Administrative Agent and the Lenders:

Section 4.1  Monthly Reporting Package.  Within 45 days after the end of each calendar month (such month being the “Reported Month”), an operations report summarizing substantially all of the Reported Month’s workover and drilling activity and for each Lease or Well (i) gross and net Crude Oil and Natural Gas products production and sales, (ii) lease operating expenses, (iii) production Taxes, and (iv) any other relevant operations data Administrative Agent (acting at the direction of the Required Lenders) may reasonably request (the “Monthly Reporting Package”).

Section 4.2  Financial Reporting.

       (a)  Quarterly Financial Reports.  Within 45 days after the end of calendar quarter (other than the calendar quarter ending December 31) (such quarter being the “Reported Quarter”) beginning with the Reported Quarter ending March 31, 2014, a balance sheet, income statement and statement of cash flows of Parent and its consolidated Subsidiaries (including any notes), prepared by Parent for (i) the Reported Quarter and (ii) cumulatively, all Reported Quarters since the end of the prior fiscal year.

       (b)  Annual Financial Statements.  Within 120 days after the end of each fiscal year beginning with the fiscal year ending December 31, 2013, a copy of the annual consolidated financial statements (including all notes) of Parent and its consolidated Subsidiaries, consisting of a balance sheet, income statement and statement of cash flows, all audited by independent certified public accountants retained by Parent.

Section 4.3  Compliance Certificate.  With the delivery of each set of financial statements under Section 4.2, a certificate executed by the Chief Executive Officer, the President, the Chief Financial Officer, the treasurer or any vice president of Borrower (each, an “Authorized Officer”) and in the form of Exhibit L (a) certifying whether, to the Authorized Officer’s knowledge, a Default has occurred and, if so, describing in reasonable detail the circumstances of the Default and any actions taken or proposed to be taken to cure the Default, (b) setting forth in reasonable detail calculations demonstrating Borrower’s compliance with Section 5.20, (c) stating whether any material change in GAAP or its application to Borrower has occurred since the date of the last audited financial statements received by Administrative Agent and, if so, specifying the effect of that change on the financial statements accompanying the certificate, and (d) in connection with financial statements delivered under Section 4.2(a), certifying that the financial statements present fairly in all material respects, subject only to normal year-end adjustments, the financial position and results of operations of Borrower in accordance with GAAP and absent any footnotes (other than those required to explain financial data).

Section 4.4  Notices of Default and Other Significant Events.  Written notice to Administrative Agent promptly (but, in any event, within five Business Days) after Borrower becomes aware that a Default has occurred or that any event has occurred or that any circumstance exists that could reasonably be expected have a Material Adverse Effect, including:

       (a) any material dispute arises between Borrower and any Governmental Authority;

       (b) the making of a demand or the commencement of any proceeding against Borrower or related to the Properties with an amount in controversy in excess of $200,000;

       (c) a proposal by any Governmental Authority to acquire any of the Collateral by condemnation or eminent domain that could reasonably be expected to have a Material Adverse Effect;

       (d) any change in (i) Borrower’s company name (including the creation or change of any trade name); (ii) the location of Borrower’s principal office; (iii) Borrower’s company structure or the jurisdiction in which Borrower is organized; (iv) Borrower’s organizational identification number; or (v) Borrower’s federal taxpayer identification number;

       (e) the revocation, suspension, forfeiture, expiration or material modification of any Permit that could reasonably be expected to have a Material Adverse Effect;

       (f) any material loss of or damage to any Collateral, or any material change in Borrower’s business or operations;

       (g) the failure or refusal to make any payment when due in respect of any Debt; and

       (h) the occurrence of any event of circumstance that could, if it continues, constitute a default by any Person under any of the Basic Documents.

Each notice will describe, in reasonable detail, the nature of the Default, event or circumstance, it’s anticipated effect on Borrower and the Collateral, and what responsive action(s) Borrower proposes to take.

Section 4.5  Reserve Reports.

       (a)             Timing of Reports.  Borrower shall, at its sole expense, Cause an internal engineering reserve report relating to the Properties (the “Reserve Report”) to be prepared and delivered to Administrative Agent semi-annually beginning on the First Reserve Report Date.  Each Reserve Report will evaluate the projected recoverable reserves attributable to Borrower’s Working Interests and Net Revenue Interests in the Properties.  The effective dates of the Reserve Reports will be June 30 and December 31 of each year, and Borrower shall deliver each Reserve Report to Administrative Agent in the form and manner herein required.

       (b)             Preparation of Reports.  The Reserve Report will separately report on PDP Reserves, PDNP Reserves and PUD Reserves, and will be prepared in accordance with the following requirements and assumptions:

           (i)   reserves shall be adjusted for cumulative production and revisions to reserve volume estimates since the effective date of the prior Reserve Report;

           (ii)   Hydrocarbon pricing assumptions—

(A) for all Natural Gas to be sold by Borrower other than Natural Gas described in Section 4.5(b)(ii)(B), the purchase price for each calendar year will be the average of the monthly prices provided to Borrower by the Lenders for that year for Natural Gas as reflected in NYMEX as of the settlement of the last trading day for the contract month ending immediately prior to the effective date of the Reserve Report, using price escalators or de-escalators existing in the market as reasonably determined by the Lenders and notified to Borrower at the time the Reserve Report is being prepared, for the remaining life of the Properties;

(B) for all Natural Gas to be sold by Borrower on a fixed price basis pursuant to any Approved Marketing Contract or with respect to which the price has been hedged pursuant to any NYMEX contract or a Hedging Agreement, the purchase price will be the fixed price for the volumes indicated in the contract, agreement or arrangement;

(C) for Crude Oil to be sold by Borrower other than Crude Oil described in Section 4.5(b)(ii)(D), the purchase price for each calendar year will be the average of the monthly prices provided to Borrower by the Lenders for that year for Crude Oil as reflected in the NYMEX as of the settlement on the last trading day for the contract month ending immediately prior to the effective date of the Reserve Report, using price escalators or de-escalators existing in the market as reasonably determined by the Lenders and notified to Borrower at the time the Reserve Report is being prepared, for the remaining life of the Properties;

(D) for Crude Oil to be sold by Borrower on a fixed price basis pursuant to any Approved Marketing Contract or with respect to which the price has been hedged pursuant to any NYMEX contract or a Hedging Agreement, the purchase price will be the fixed price for the volumes indicated in the contract, agreement or arrangement; and

(E) all Hydrocarbon pricing assumptions will be further adjusted by appropriate quality, transportation and location differentials Approved by the Lenders.

           (iii) projected operating expenses and capital expenditures will be adjusted to reflect (A) actual expense levels incurred since the effective date of the prior Reserve Report and (B) reasonable projections as to anticipated increases or decreases in operating expenses and capital expenditure levels;

           (iv) the Reserve Report will utilize any other assumptions that the Lenders may reasonably request from time to time; and

        (v) each Reserve Report will, if necessary, be accompanied by a proposed revision to the Development Plan that includes all development projects included in the Reserve Report.

Section 4.6  Additional Information.  Borrower shall deliver to Administrative Agent (a) true, complete and contemporaneous copies of any financial statement, report or notice prepared for or furnished to any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement that Borrower is not otherwise required to deliver to Administrative Agent pursuant to this Agreement, (b) true, complete and contemporaneous copies of all periodic and other reports, proxy statements and other materials distributed by Borrower to its member(s) generally, and (c) additional information as Administrative Agent may reasonably request concerning Borrower, its financial condition or the ownership or operation of any of the Collateral.

Section 4.7  Monthly Field Activity Reports.  Borrower shall compile and maintain a record of substantially all current and historical monthly Natural Gas and Crude Oil production volumes for all existing and future Well completions by Borrower.  Borrower shall report monthly production data with respect to the Properties within 45 days following the end of each production month in a form acceptable to Administrative Agent (acting at the direction of the Required Lenders) and deliver reports by e-mail to recipients designated and employed by the Administrative Agent and the Lenders.  In the case of Natural Gas, the monthly production volumes will be based on the integration of the charts recorded by the lease “check” meter located downstream of the processing equipment and immediately upstream of the sales delivery point.  Where production from multiple completions is combined upstream of measurement equipment, Borrower will estimate production volumes for the individual completions based on allocations Approved by Administrative Agent (acting at the direction of the Required Lenders) in its reasonable discretion, and the report will include the raw metered data, explanatory notes and formulas related to the allocation methodology along with the resulting allocated volumes.  The monthly production report will also include a reconciliation of the Hydrocarbon Production Volumes (as measured by the lease equipment) to sales volumes (reported by the Purchasers) for each of Borrower’s existing and future Wells or Leases

Section 4.8  Reserved.

Section 4.9       Reserved.

Section 4.10     Reports Made to a Governmental Authority.  Concurrently with the delivery of any such report or application to the applicable Governmental Authority, Borrower shall deliver to Administrative Agent and the Lenders a true and complete copy of each material report made and application submitted to a Governmental Authority having jurisdiction over any of the Leases or Wells.

Section 4.11      Charter Documents.  Borrower shall deliver to Administrative Agent true and complete copies of all amendments to any of its Charter Documents; but this Section 4.11 does not constitute Administrative Agent’s Consent to any such amendment.

Section 4.12      Certificate of Authorized Officer—Hedging Agreements.  Concurrently with the delivery of each Reserve Report, a certificate of an Authorized Officer setting forth, as of the effective date of the Reserve Report, a true and complete list of all Hedging Agreements, their material terms (including the counterparty, type, term, effective date, termination date and notional amounts or volumes), credit support agreements not previously disclosed to Administrative Agent in writing, and any margin required or supplied under any credit support agreement.

Section 4.13      Certificate of Insurer—Insurance Coverage.  Concurrently with Borrower’s delivery of any financial statements under Section 4.2(a) (and to the extent not previously delivered to Administrative Agent) (a) a certificate of insurance coverage from each insurer (or from Borrower’s insurance broker) with respect to the insurance required by the Lenders, and (b) true and complete copies of the applicable insurance policies.

Section 4.14  Anticipated Cost Overruns.  Whenever Borrower anticipates that the actual cost of any project that is the subject of an Approved AFE will exceed the AFE amount Approved by the Lenders, Borrower will promptly notify Administrative Agent and the Lenders in writing and (a) describe in reasonable detail the cause(s) of the anticipated cost overrun and

(b) identify to Administrative Agent and the Lenders the source of funds that Borrower proposes to use to pay those excess costs.  Any such cost overruns are the sole responsibility of Borrower.

Section 4.15  Updated Development Plan.  Contemporaneous with the delivery of each Reserve Report bearing an effective date as of December 31st of any year, Borrower will prepare and deliver to Administrative Agent and the Lenders a revised, proposed Development Plan covering at least the next 6 months and setting forth all capital expenditure development projects proposed for that period, the anticipated timing of those projects, the net cost of each of those projects to Borrower and any other information that Administrative Agent or the Lenders may reasonably request.   Each proposed modification to the Development Plan will be subject to the Approval of the Lenders, which Approval shall not be unreasonably withheld.  Until the Lenders have Approved a revised Development Plan, the most recent Approved Development Plan (and all AFEs Approved in connection with that most recently Approved Development Plan) will remain in effect.

Section 4.16  Updated G&A Budget.  Contemporaneous with the delivery of each Reserve Report bearing an effective date as of December 31st of any year, Borrower will prepare and deliver to Administrative Agent and the Lenders a revised, proposed G&A Budget covering the next 12 months and setting forth all general and administrative expenses (which shall not include COPAS overhead charges) of Borrower (or of Parent directly attributable to the operations and business of Borrower) for that period and any other information that the Lenders may reasonably request (the “G&A Budget”).  Each annual G&A Budget will be subject to the Approval of the Lenders in their reasonable discretion.

ARTICLE V
AFFIRMATIVE COVENANTS

For as long as this Agreement remains in effect, Borrower shall, unless Administrative Agent otherwise Approves:

Section 5.1  Preservation of Existence.  Maintain its existence and current form of organization under the laws of the State of Nevada and all related rights, privileges and franchises; provided, however, upon thirty (30) Business Days’, or such shorter period agreed to by the Lenders and the Administrative Agent, prior written notice to Administrative Agent, Borrower may reincorporate to the State of Delaware.  Borrower shall promptly pay all reasonable fees and expenses related to Administrative Agent’s or the Lenders' consultants retained due to Borrower's reincorporation under this Section 5.1 upon receipt of an invoice from Administrative Agent or the Lenders, as applicable.

Section 5.2  Compliance with Law.

       (a) Comply (and Cause it Affiliates to comply) with all Laws regarding the collection, payment and deposit of employees’ income, unemployment and Social Security Taxes except to the extent that its noncompliance could not reasonably be expected to have a Material Adverse Effect.

       (b) Where Borrower is the Operator, make (and, where Borrower is not the Operator, Cause the Operators to make) properly and timely, all royalty or overriding royalty payments and payments to all other interest owners in the Properties.

       (c) Where Borrower is the Operator, comply (and, where Borrower is not the Operator, Cause the Operators to comply) with all Laws affecting the ownership and operation of any of the Properties, including, all EHS Regulations except to the extent that its noncompliance could not reasonably be expected to have a Material Adverse Effect.

       (d) Where Borrower is the Operator, operate (and, where Borrower is not the Operator, Cause the Operators to operate) all Properties (whether or not such Property constitutes a “facility” under CERCLA) so that no cleanup or other obligation is imposed under CERCLA or any other Law (including Hazardous Substance Laws) intended to protect the environment or relating to the generation, transportation or disposal of hazardous waste which could allow any Person to assert a Lien to secure that obligation that is senior in priority to Administrative Agent’s Liens on the Collateral, but excluding Liens being protested in good faith by Borrower through appropriate proceedings timely filed and against which Borrower maintains adequate reserves in accordance with GAAP.

       (e) Where Borrower is the Operator, comply (and, where Borrower is not the Operator, Cause the Operators and all agent and invitees to comply), in all material respects, with all EHS Regulations and other Laws with respect to Hazardous Materials, and keep all of the Properties free and clear of any Liens imposed by those Laws.  If Borrower receives any notice from any Person relating to an alleged Release of
Hazardous Materials on or from the Properties, Borrower shall immediately (and, in any event, prior to the expiration of any period specified in the notice during which Borrower is to respond) deliver a true and complete a copy of the notice to Administrative Agent along with a description, in reasonable detail, of the proposed response to the notice by Borrower or Operator, as applicable.

Section 5.3  Environmental Matters.

       (a) Where Borrower is the Operator, comply (and, where Borrower is not the Operator, Cause the Operators to comply) with all Environmental Laws, including with respect to (i) disposing of or releasing Hazardous Materials, solid wastes or Hydrocarbons on, under, about or from the Properties, (ii) timely obtaining all Permits and filing all notices required to be obtained or filed in connection with the ownership and operation of the Properties, (iii) promptly commencing and diligently prosecuting to completion any assessment, investigation, monitoring, containment, cleanup, restoration or other remedial obligation (collectively, the “Remedial Work”) required in connection with any actual or suspected past, present or future disposal or other release of any Hazardous Materials, solid wastes or Hydrocarbons on, under, about or from the Properties, and (iv) implementing and maintaining procedures as necessary to continuously determine and ensure Borrower’s compliance with all Environmental Laws.

       (b) Notify Administrative Agent in writing within ten days after receiving written notice of (i) the commencement of any action, investigation or inquiry by any Governmental Authority, or (ii) any threatened demand or action by any landowner or other Person against Borrower or affecting the Properties in connection with an alleged violation of any Environmental Law (but excluding routine testing and routine corrective action) in which the amount in controversy exceeds $100,000 and is not fully covered by insurance, subject to normal deductibles.

       (c) Borrower (if it is the Operator) will provide (and, where Borrower is not the Operator, will Cause the Operator to provide) environmental audits and tests in accordance with American Society of Testing Materials standards as reasonably requested by the Lenders.  Borrower (if it is the Operator) will provide (and where Borrower is not the Operator, will Cause the Operator to provide) any requested audit or test not more than once each year at its expense; the cost of any updated audits or tests reasonably requested by the Lenders within the same year will be borne by the Lenders unless an Event of Default exists at the time of the Lenders’ request, in which case the cost will be borne by Borrower.

Section 5.4  Records.  Keep adequate records and books of account in accordance with GAAP to reflect all transactions conducted with respect to its business and the Properties.  Borrower shall conduct its business and keep its books and records separate from those of its Affiliates.

Section 5.5  Litigation.  Notify Administrative Agent in writing within ten days after (i) the commencement of any action, investigation or inquiry by any Governmental Authority, or (ii) receiving written notice of any threatened demand or action by any other Person that seeks to:

       (a) prohibit or impose any material restriction on Borrower’s business as it presently conducts it or the Properties; or

       (b) declare any substance used, sold or distributed by Borrower to be a Hazardous Material in violation of any Hazardous Substance Law.

Section 5.6  Damage to Collateral.  Notify Administrative Agent in writing promptly upon Borrower becoming aware of:

       (a) damage to any of the Collateral causing a loss in excess of $250,000 that is not fully covered by insurance, subject to normal deductibles; and

       (b) the occurrence or existence of any condition or event that could reasonably be expected to cause a loss or depreciation of any Collateral in excess of $250,000, excluding changes in the economy generally, e.g., fluctuations in the market price of Hydrocarbons.

Section 5.7  Solvency.  Conduct its business in a manner as is necessary to remain Solvent.

Section 5.8  Insurance.

       (a) Continuously keep all Personal Property insured for replacement value of like kind and quality (i) with insurance companies licensed to do business in the jurisdiction(s) in which the property is located and having a Best’s rating of A or better, and (ii) against loss or damage by theft, burglary, pilferage, fire and other risks customarily insured against by other prudent owners and operators similarly situated.

       (b) Continuously maintain (or Cause Operator(s) to maintain), with insurance companies licensed to do business in the applicable jurisdiction(s) and having a Best’s rating of A or better, liability insurance coverage against risks incident to the ownership and operation of the Properties of a type and in an amount as is customarily maintained by other prudent owners and operators similarly situated.

       (c) Cause all insurance policies to contain endorsements in form satisfactory to the Lenders showing Administrative Agent as loss payee or additional insured, as applicable, and containing waivers of subrogation by the respective insurers and non-contributory standard mortgagee clauses or their equivalent or a satisfactory mortgagee loss payable endorsement in favor of Administrative Agent.  Borrower shall notify Administrative Agent in writing promptly after becoming aware of the occurrence or existence of any event or circumstance that could be the subject of a claim in excess of $250,000 under any insurance coverage maintained by or for the benefit of Borrower.  Borrower shall Cause all casualty insurance proceeds to be deposited directly into the Payment Account by the insurer and, Borrower authorizes and directs Administrative Agent to (i) retain and, subject to Section 1.13, apply all insurance proceeds as a prepayment of the Obligations or, (ii) if no Event of Default then exists,  disburse any or all of those insurance proceeds to Borrower (subject to such terms and conditions as Administrative Agent may reasonably deem appropriate) to pay the cost of repairing, replacing or restoring the Collateral or purchasing replacement Collateral.

       (d) Deliver to Administrative Agent all certificates of insurance and, if requested by Administrative Agent, true and complete copies of all insurance policies and endorsements, that Borrower is required to maintain under this Agreement.  Borrower shall Cause all certificates to show that (i) the relevant insurance is in full force and effect, and (ii) the insurer has agreed to give Administrative Agent at least 15 days prior written notice of the cancellation or non-renewal any of the insurance coverages identified on the certificate.

       (e) Deliver to Administrative Agent, at least 15 days prior to the expiration date of each policy maintained under this Section 5.8, an acceptable certificate of insurance with respect to the renewal or replacement policy.

       (f) Notwithstanding the specific requirements of this Section 5.8, employ (or Cause Operator(s) to employ) industry standard practices at all times with respect to its insurance coverages to include, but not limited to, drilling, workovers, flowline repairs, rig work and facilities work, and Borrower shall exercise commercially reasonable efforts to ensure that all Operators also carry such insurance coverages.  If Administrative Agent notifies Borrower that its insurance program is, in the reasonable opinion of the Lenders, not in compliance with this Section 5.8, then Borrower shall promptly act to bring its insurance program into compliance to the extent such insurance is available on commercially reasonable terms.

Section 5.9  Delivery of Invoices, Receipts, Etc.  Deliver to Administrative Agent promptly upon request (a) true and complete copies of all contracts, statements, invoices, notices, receipts and vouchers under which Borrower has incurred or will incur costs in excess of $250,000, and (b) such other supporting documentation as Administrative Agent may reasonably request.

Section 5.10 Access to Books and Records; Inspections; Consultants.

  (a) Provide Administrative Agent or any of the Lenders with all reasonable access to appropriate officers, employees and agents of Borrower to discuss the business and accounts of Borrower during normal business hours and upon reasonable prior notice from Administrative Agent or any of the Lenders.

      (b) Provide Administrative Agent and each of the Lenders with all reasonable access (at Administrative Agent’s or such Lender's risk and subject to Borrower’s reasonable safety policies) to the books and records maintained by Borrower in connection with the conduct of its business.  So as to not unreasonably disrupt the business of Borrower, Borrower shall arrange access during its normal business hours on at least two Business Days’ notice from Administrative Agent or any of the Lenders.

       (c) Provide Administrative Agent and each of the Lenders with all reasonable access (at Administrative Agent’s or such Lender's risk and subject to Borrower’s reasonable safety policies) to the Properties and all other facilities owned, operated, used or maintained by Borrower in connection with the conduct of its business to, among other things, witness all drilling, workover and other field activities.  To provide Administrative Agent and the Lenders with a reasonable opportunity to exercise their rights under this Section 5.10(c), Borrower shall give Administrative Agent and each of the Lenders as much notice as practical of all field activities.  The access granted to Administrative Agent and each of the Lenders under this Section 5.10(c) will not unreasonably disrupt the operation of the Properties or the conduct of field activities.

       (d) Provide Administrative Agent’s or the Lenders' consulting engineers, geologists, accountants and other professionals with all reasonable access (at such consultant’s risk and subject to Borrower’s reasonable safety policies) to the Properties and all other facilities, books and records owned, operated, used or maintained by Borrower in connection with the conduct of its business.  So as to not unreasonably disrupt the business of Borrower, Borrower shall arrange access during its normal business hours on at least two Business Days’ notice from Administrative Agent or the Lenders.  Administrative Agent the Lenders may from time to time, upon prior written notice to Borrower (except if an Event of Default exists, in which case no such notice shall be required), select and retain such consultants as Administrative Agent or the Lenders reasonably determine are necessary to advise them with respect to technical and financial matters related to each of Borrower’s business and its ownership and operation of the Properties.  Borrower shall promptly pay all reasonable fees and expenses related to Administrative Agent’s or the Lenders' consultants retained under this Section 5.10(c) upon receipt of an invoice from Administrative Agent or the Lenders, as applicable.

Section 5.11  Creditors.  Provide Administrative Agent upon request a true and complete schedule of Borrower’s creditors, including the amount due to each and the date each payment is due.  Borrower shall notify Administrative Agent immediately if Borrower fails to make any payment (except for payments contested in good faith by Borrower and against which Borrower maintains adequate reserves in accordance with GAAP) to any Person in accordance with required terms where such non-payment could result in the imposition of a Lien on any of the Collateral or could reasonably be expected to have a Material Adverse Effect.  If Administrative Agent receives notice that Borrower has failed to make any required payment when due, Administrative Agent may (at the expense of the Lenders), but will have no obligation to, make payment directly to the creditor if necessary, in the opinion of Administrative Agent, to protect Administrative Agent’s interest in or Lien on the Collateral.  If Administrative Agent makes payments to any creditor under this Section 5.11, Borrower shall reimburse Administrative Agent upon demand and, if not promptly reimbursed, those amounts will become part of the Obligations and will be secured by Administrative Agent’s Liens on the Collateral.

Section 5.12  Operators.  To the extent Borrower has the legal right to do so (or the legal right to Cause or require any other Person to do so), and if Borrower has knowledge that a material breach by the Operator occurred under any Operating Agreement that is not timely cured:

       (a) At the request of Administrative Agent (acting at the direction of the Required Lenders), vote to remove the Operator or commence any proceedings necessary under the applicable Operating Agreement to remove the Operator;

       (b) Promptly demand and diligently pursue indemnification or damages, as applicable, from the Operator for any loss or liability incurred by Borrower;

       (c) Pay the owners of Royalty Interests directly;

       (d) Cause the Operator to deliver to any successor Operator all books and records related to the outgoing Operator’s operation of the Properties, including all royalty payment records, joint interest billings, severance tax records, division orders, farm-in and farmout agreements and title opinions;

       (e) Use all commercially reasonable efforts to ensure that the value of the Properties is not diminished by virtue of the Operator’s resignation or removal; and

       (f) Use all commercially reasonable efforts to ensure an orderly transition of operations to the successor Operator.

Section 5.13  Purchasers of Hydrocarbons.

       (a) If Administrative Agent notifies Borrower that any Purchaser of Hydrocarbons is, in the Lenders’ reasonable judgment, not creditworthy, Borrower shall, to the extent that Borrower is the Operator, or to the extent Borrower is not the Operator Cause any Operator to, require the Purchaser to secure, to the satisfaction of the Lenders, the Purchaser’s obligations in respect of its purchase of Hydrocarbons attributable to the Properties.  If the Purchaser refuses to secure its obligations, then Borrower shall, subject to any existing marketing arrangement with that Purchaser that is binding on Borrower and that is not terminable without penalty, (i) immediately cease selling Hydrocarbons to that Purchaser, or (ii) exercise its right to take the Hydrocarbons in kind and sell those Hydrocarbons to Purchasers Approved by the Lenders unless Borrower owns less than a 10% Working Interest in the subject Property and the Operator has acknowledged a notice of assignment of proceeds, then Borrower need not take the actions set forth in this Section 5.13(a).

       (b) Borrower shall give Administrative Agent at least 30 days prior written notice if Borrower proposes to sell, or, if Borrower is not the Operator, within 5 Business Days of receiving notice that the Operator proposes to sell or has sold, any Hydrocarbons to any additional or replacement Purchaser.  The notice must (i) contain the proposed Purchaser’s complete name, address, telephone number, facsimile number and contact person, and (ii) identify the Properties to which the purchases relate.

Section 5.14  Use of Proceeds.  Use the proceeds of each Loan exclusively for the purpose for which it is made and consistent with the AFEs and other Supporting Documentation provided to Administrative Agent or the Lenders, as the case may be.

Section 5.15  Bonds.  Continuously maintain bonds required by any Governmental Authority in connection with the ownership and operation of the Properties, and deliver to Administrative Agent true and complete copies of all bonds in place (including renewals).  Schedule 5.15 identifies (a) each bond that Borrower is required by any Governmental Authority to maintain in connection with the ownership and operation of the Properties, and (b) all payment obligations of Borrower to any Person who has issued a bond on behalf of Borrower.

Section 5.16  Reserved.

Section 5.17  Evidence of Title.

       (a) Within forty-five (45) days after Closing, Borrower will deliver to Administrative Agent updated title opinions and title information satisfactory to the Lenders covering the Properties in accordance with Section 5.17(b) below.

       (b) The opinions to be delivered under this Section 5.17 will show Defensible Title in the Properties vested in the Borrower subject only to (i) the Permitted Encumbrances and (ii) the Mortgages in favor of Administrative Agent as first and prior mortgage Liens subject only to the Permitted Encumbrances and will otherwise be reasonable satisfactory to the Lenders and their counsel.

       (c) Deliver to Administrative Agent, within 30 days after Administrative Agent’s request, updated run sheets or other documentation acceptable to the Lenders reflecting (i) the recordation of Administrative Agent’s Lien related to the Mortgage over all Properties for which Borrower has not previously delivered a title opinion, and (ii) the absence of any Lien that is not a Permitted Encumbrance.

Section 5.18  Continuing Enterprise.  Conduct its business at all times in a manner necessary to (a) perform all of its obligations under the Basic Documents and its Obligations under the Loan Documents, and (b) preserve its rights in and to the Properties and under the Basic Documents unless a Prudent Operator would not do so.

Section 5.19  Access to Technical Data.  Provide Administrative Agent, the Lenders and their respective consultants with access to all engineering, geological, geophysical and (to the maximum extent allowed under Borrower’s seismic licenses) seismic data, studies and evaluations made or possessed by Borrower or to which it has access.  So as to not unreasonably disrupt the business of Borrower, Borrower shall arrange access during its normal business hours on at least two Business Days’ notice from Administrative Agent or any Lender.  If the seismic information to be provided to Administrative Agent, the Lenders or their respective consultants is subject to a confidentiality agreement between Borrower and any other Person who is not an Affiliate, Borrower may require Administrative Agent, the Lenders or their respective consultants to execute a substantially similar confidentiality agreement before receiving the confidential information.

Section 5.20 Financial Ratios.

       (a) Reserved.

       (b) Debt Coverage Ratio.  Beginning June 30, 2014, and as of the last fiscal quarter thereafter, in each case, for the fiscal quarter ending, Borrower shall maintain a Debt Coverage Ratio of no more than 5.0 to 1.00.

       (c) Interest Coverage Ratio.  As of the last day of each fiscal quarter, for the quarter then ended, Borrower will maintain an Interest Coverage Ratio of at least 2.50 to 1.00.

       (d) Borrower’s Right to Cure Certain Breaches with New Equity.  Borrower may cure (and shall be deemed to have cured) an Event of Default arising out of a breach of any financial covenant set forth in Section 5.20 (the “Specified Financial Covenant”) if it receives the cash proceeds of an investment of additional equity or other common equity contributions made in immediately available funds (“Curative Equity”) within the applicable cure period under Section 9.1.  Any Curative Equity shall be deemed to be additional EBITDA for the fiscal quarter in which the Specified Financial Covenant is breached.  Borrower shall promptly (but in any event no later than 14 days after the receipt thereof) notify Administrative Agent of its receipt of any proceeds of Curative Equity and such notification shall constitute a designation by Borrower that such proceeds constitute Curative Equity.  In the compliance certificate delivered pursuant to Section 4.3 in respect of the fiscal quarter end on which Curative Equity is used to cure any breach of the Specified Financial Covenant, Borrower shall (i) include evidence satisfactory to Administrative Agent of its receipt of Curative Equity and (ii) set forth a calculation of the financial results and balance sheet of Borrower as at such fiscal quarter end (including for such purposes the proceeds of such Curative Equity (broken out separately) as deemed EBITDA or as additional Current Assets, as applicable, as if received on such date), which shall confirm, with respect to any fiscal quarter end on which Curative Equity is used to cure any breach of the Specified Financial Covenant, that on a pro forma basis after taking into account the receipt of the Curative Equity, Borrower would have been in compliance with the Specified Financial Covenant as of such date.  Upon delivery of a compliance certificate pursuant to Section 4.3 conforming to the requirements of this Section 5.20(d) and accurately reflecting Borrower’s compliance with the applicable financial covenant as of the applicable measuring date, any Event of Default that is continuing from a breach of any of the Specified Financial Covenant shall be deemed cured with no further action required by Administrative Agent or any Lender.  In the event Borrower does not cure the Specified Financial Covenant violation as provided in this Section 5.20(d), the existing Event(s) of Default shall continue unless waived in writing by Administrative Agent or the requisite Lenders in accordance with this Agreement.  To the extent that Curative Equity is received and included in the calculation of the Specified Financial Covenant as deemed EBITDA or additional Current Assets, as applicable, for any fiscal quarter pursuant to this Section 5.20(d), such Curative Equity shall be deemed to be EBITDA or additional Current Assets, as applicable, for purposes of determining compliance with the Specified Financial Covenant for subsequent periods that include such fiscal quarter.

       (e) Calculating Financial Ratios.

       (i) The Lenders will determine Borrower’s compliance with the required Debt Coverage Ratio as of the end of each Reported Quarter using the compliance certificate and financial statements delivered to Administrative Agent by Borrower under Section 4.2(a) and Section 4.2(b) for that same Reported Quarter.

        (ii) The Lenders’ determination as to Borrower’s compliance with this Section 5.20 will be conclusive absent manifest error.  Except through the timely investment of new equity into Borrower as contemplated by Section 5.20(d) to cure a breach of the required financial covenant, a breach of this Section 5.20 is not otherwise capable of being cured and, as such, no cure period under Section 9.1 will apply.

Section 5.21  Maintenance of Liens.  Cause all Collateral to be subject at all times to a first-priority perfected Lien (subject only to Permitted Encumbrances) in favor of Administrative Agent.  If Borrower acquires additional Property after the Closing Date, Borrower shall promptly notify Administrative Agent of the acquisition and execute and deliver amendments to the Security Documents as requested by Administrative Agent (acting at the direction of the Required Lenders) to grant to Administrative Agent a first-priority perfected Lien (subject only to the Permitted Encumbrances) over that additional Property.

Section 5.22  Payment of Taxes, Etc.  Pay when due all material Taxes, assessments and governmental charges levied, assessed, imposed or payable in connection with any of the

Collateral except for Taxes, assessments, charges or encumbrances being protested in good faith by Borrower through appropriate proceedings timely filed and diligently prosecuted and against which Borrower maintains adequate reserves in accordance with GAAP.

Section 5.23  Equipment.

       (a) Maintenance of Equipment.  Continuously maintain (and Cause Operators to maintain) all Equipment in good working condition (ordinary wear and tear excepted) and in accordance with customary industry standards.

       (b) Location of Equipment.  Keep all Equipment at the location(s) within the State of Arizona where it is used by Borrower in the conduct of its business, unless Borrower has advised Administrative Agent in writing that it has acquired Equipment in other states.

       (c) Equipment Records.  Maintain (and Cause the Operator to maintain) accurate and complete records of the Equipment (including its description, location, age, condition, cost and accumulated depreciation) used in connection with the conduct of Borrower’s business or the operation of the Properties.

       (d) Sale or Disposal of Equipment.  When Borrower is permitted to dispose of any Equipment under the Security Documents, it shall do so in good faith, in an arm’s length transaction with a non-Affiliate and obtain an amount of recovery consistent with the conduct of a Prudent Operator and customary industry standards.

Section 5.24  Maintenance of Leases.  Promptly perform, pay and discharge (or Cause Operator to perform, pay and discharge) (a) all delay rentals, royalties, expenses, severance Taxes and other Taxes and indebtedness accruing under the Leases or the other Basic Documents, and (b) all other obligations imposed by the Leases and the other Basic Documents, in each instance, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect.  Borrower shall also act as a Prudent Operator in preventing the expiration, forfeiture or abandonment of any of the Properties except for Properties that are known to be incapable of producing in paying quantities.

Section 5.25  Operator.  Notwithstanding anything in any other document to the contrary, Borrower will resign, or, to the effect it has the legal right to do so, Cause the resignation or removal of Borrower or any Affiliate under any applicable Operating Agreement as the Operator of any of the Properties upon the written request of Administrative Agent (acting at the direction of the Required Lenders) if an Event of Default has occurred and is continuing under the Credit Agreement or any other Loan Document.  Subject to the terms of the applicable Operating Agreement, Administrative Agent will have the right (acting at the direction of the Required Lenders) to Approve any action taken by Borrower to appoint or replace the Operator of any of the Properties.

ARTICLE VI
NEGATIVE COVENANTS

For as long as this Agreement remains in effect, Borrower shall not, unless Administrative Agent otherwise Approves (at the direction of the Required Lenders):

Section 6.1 Debt.  Incur, assume or allow to exist any Debt, except:

       (a) the Obligations;

       (b) Debt existing on the date hereof which is identified on Schedule 6.1(b);

       (c) Debt under the Basic Documents;

       (d) Capital Leases that do not exceed $500,000 in the aggregate;

       (e) Debt secured by a Permitted Encumbrance;

       (f) Debt under a Hedging Agreement permitted under this Agreement;

       (g) accounts payable, accrued expenses, and obligations to pay the deferred purchase price of property or services that (i) are incurred in the ordinary course of business, (ii) are not more than 90 days past due or otherwise delinquent, and (iii) do not exceed $500,000 in the aggregate (excluding amounts being diligently contested in good faith and by appropriate action by Borrower and against which Borrower maintains adequate reserves in accordance with GAAP);

       (h) letters of credit, worker’s compensation claims, surety bonds and performance bonds incurred in the ordinary course of business, and, with respect to each such instrument or claim that exceeds $250,000, Approved by Administrative Agent (acting at the direction of the Required Lenders);

       (i) guaranties permitted to exist pursuant to Section 6.3;

       (j) endorsements of negotiable instruments for collection in the ordinary course of business;

       (k) Debt Approved by Administrative Agent (acting at the reasonable direction of the Required Lenders) and fully subordinated to the Obligations pursuant to a Subordination Agreement; and

       (l) Debt which represents an extension, refinancing or renewal of any of the Debt described in Sections 6.1(b)-(j) (such Debt being so extended, refinanced or renewed being referred to herein as the “Refinanced Debt”); provided that (i) such Refinancing Debt does not increase the principal amount of the Refinanced Debt, except in the amount of reasonable and customary fees, cost and expenses incurred in connection with the extension, renewal or replacement, (ii) any Liens securing such Refinanced Debt are not extended to any additional property of Borrower, (iii) such Refinancing Debt does not result in a shortening of the average weighted maturity of such Refinanced Debt, (iv) if such Refinanced Debt was subordinated in right of payment to the Obligations, then the terms and conditions of such Refinancing Debt must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Refinanced Debt, (v) no Event of Default exists; (vi) Borrower has provided five Business Days prior written notice to Administrative Agent of its intention to incur Refinanced Debt, and (vii) Borrower has provided Administrative Agent with all information reasonably requested by Administrative Agent in order to confirm that the Refinanced Debt complies with this Section 6.1(l).

Section 6.2  Accounts.  Sell, discount or factor its accounts or its negotiable instruments except for accounts settled or discounted in the ordinary course of business while no Default exists.

Section 6.3  Guaranties.  Guaranty the payment of any other Person’s Debt or the performance of any other Person’s obligation except for (a) Debt permitted by Section 6.1, (b) indemnity obligations customarily assumed or incurred (but excluding Debt for borrowed money) in favor of the seller of Wells or Leases that become part of the Collateral following their acquisition by Borrower; but this Section 6.3 will not prohibit Borrower’s endorsement of negotiable instruments for deposit or collection in the ordinary course of business.  For purposes of this Section 6.3, “guaranty” means any agreement (contingent, conditional or otherwise) to (x) pay, perform, purchase, repurchase or otherwise acquire any obligation or liability of any other Person, or (y) purchase, sell or lease (as either lessee or lessor) any property or services, in either case primarily for the purpose of (I) paying or enabling another Person to pay any Debt, or (II) performing or enabling another Person to perform any other obligation.

Section 6.4  Ownership and Business Operations.

       (a) Merge with or into any other Person;

       (b) acquire or agree to acquire any material portion of the assets of or the Equity Interests in another Person;

       (c) transfer (or grant any Person an option to acquire) any of its assets (as that term is defined under GAAP) with a fair market value, individually or in the aggregate, of more than $250,000 in any three month period except for (i) the sale of Hydrocarbons under Approved Marketing Contracts and (ii) the sale of worn, surplus or obsolete Equipment in accordance with this Agreement and the Security Documents;

       (d) cancel or compromise any Debt owed to Borrower except for consideration and in the ordinary course of Borrower’s business;

       (e) prepay any Debt other than the Obligations and prepayments made from time to time in connection with cash calls under the Operating Agreements, but, as long as no Event of Default exists Borrower may prepay any Debt other than Debt for borrowed money;

       (f) extend credit or agree to extend credit to any Person except in the ordinary course of Borrower’s business and in accordance with the Basic Documents;

       (g) move its executive offices (other than to Midland, Texas after 10 Business Days prior written notice to the Lenders and the Administrative Agent), change its company name, change its corporate form to another type of entity, or move its jurisdiction of organization to a jurisdiction other than that in which Borrower is organized on the date of this Agreement without 30 days (or such shorter period agreed to by the Lenders and the Administrative Agent) prior written notice to Administrative Agent;

       (h) change its fiscal year;

       (i) Cause or allow (to the extent Borrower has the ability to prevent such action through the exercise of all commercially reasonable efforts) (i) the release or abandonment of (A) any Well capable of commercial production, or (B) any of Borrower’s Working Interest or Net Revenue Interest in any of the Properties capable of commercial production, or (C) any of the Properties where a Prudent Operator would not cause or allow the same to occur; (ii) the Properties to be developed, maintained or operated in a manner less favorable than the actions of a Prudent Operator; and (iii) waive or agree to make any material alterations to the material terms of any Basic Documents to which Borrower is a party to the extent such waiver or alteration could reasonably be expected to have a Material Adverse Effect, except as made on behalf of Borrower by an Operator who is not an Affiliate pursuant to the terms of an Operating Agreement;

       (j) except in the ordinary course of business or as otherwise permitted under this Agreement, enter into any new agreement relating to or affecting any of the Properties that could reasonably be expected to have a Material Adverse Effect;

       (k) enter into any new farmout agreement or a material amendment to any existing farmout agreement relating to the Properties;

       (l) allow the purchase and sale of production from or allocable to the Properties except pursuant to Approved Marketing Contracts;

       (m) Cause or allow (to the extent Borrower has the ability to prevent such action through the exercise of all commercially reasonable efforts) the commencement of any operation that is not the subject of an AFE Approved by the Lenders excluding emergency operations, operations required under contractual obligations that exist on the date of this Agreement, operations necessary to ensure compliance with any EHS Regulation or any other Law; or

       (n) Cause or allow (to the extent Borrower has the ability to prevent such action through the exercise of all commercially reasonable efforts), subject to Section 5.12, the replacement of any Operator without fifteen (15) Business Days’ prior notice to the Administrative Agent.

Section 6.5  Liens and Encumbrances.  Except as set forth on Schedule 6.5:

       (a) allow any Lien to exist or consent to the filing of any financing statement on any Collateral except:

       (i) Liens in favor of Administrative Agent;

        (ii) the Permitted Encumbrances;

        (iii) Liens being protested in good faith by Borrower through appropriate proceedings timely filed and diligently prosecuted and against which Borrower maintains adequate reserves in accordance with GAAP; and

        (iv) Liens securing Capital Leases permitted by Section 6.1(b) and identified on Schedule 6.1(b).

       (b) sever from or reserve out of any Property a right or power to take any action which affects the exploration or development of the Hydrocarbons related to that Property.

Section 6.6 Affiliate and XOG Group Transactions.

       (a) Subject to compliance with the other provisions of this Agreement, enter into a transaction with any Affiliate unless (a) the Affiliate has executed a Subordination Agreement and (b) Borrower has provided satisfactory evidence to the Administrative Agent that the terms of the proposed transaction are at least as favorable as those that Borrower could obtain in an arm’s length transaction with a Person that is not an Affiliate.

       (b) Subject to compliance with the other provisions of this Agreement, enter into a transaction with any member of the XOG Group unless Borrower has provided satisfactory evidence to the Administrative Agent that the terms of the proposed transaction are at least as favorable as those that Borrower could obtain in an arm’s length transaction with a Person that is not a member of the XOG Group.

Section 6.7  Investments.  Make any Investment except Investments in (a) Cash Equivalents, (b) obligations of the United States government or any of its agencies, (c) guaranties permitted under Section 6.3, (d) Investments in connection with the purchase of Properties Approved by Administrative Agent (acting at the direction of the Required Lenders), and (e) Investments existing on the date of this Agreement and identified on Schedule 6.7.

Section 6.8  Subsidiaries; Structure.  Create any direct or indirect Subsidiary or make any other material change in the corporate or capital structure of Borrower.  Borrower shall not enter into any arrangement by which any Person other than Borrower has the authority to exercise management over Borrower’s and its Subsidiaries’ business or the Properties.

Section 6.9        Joint Ventures.  Enter into, agree to enter into or commit any of the Collateral in connection with the organization of any partnership, joint venture or similar arrangement.

Section 6.10  Dividends and Distributions.  Do any of the following or take an action that has substantially the same effect:

       (a) declare or pay any cash dividends or distributions, provided that Borrower shall be permitted to declare and pay cash dividends or distributions to Parent for G&A Expenses set forth on an Approved G&A Budget and consistent with the terms of Section 6.19;

       (b) declare or make any non-cash distribution;

       (c) purchase or redeem any of its Equity Interests or other securities; or

       (d) issue additional Equity Interests to any Person unless the holder of those additional Equity Interests has entered into a Pledge Agreement pledging to Administrative Agent such Person’s right, title and interest in and to such Equity Interests.

Section 6.11  Modifications to Documents.  Waive or modify (or agree to waive or modify) the terms of any Operating Agreement, any Hedging Agreement or any material Basic Document, if such waiver or amendment could reasonably be expected to have a Material Adverse Effect.

Section 6.12  Other.

       (a) Fail to observe all of the provisions of Articles IV and V after the Closing, to the extent not already subsumed in this Article VI;

       (b) Declare an “Early Termination Date” or any similar action pursuant to any Hedging Agreement without the prior Approval of the Lenders; but Borrower may declare an Early Termination Date or any similar action under and in accordance with the terms of any Hedging Agreement (i) in respect of any “Event of Default” (as defined in such Hedging Agreement) by the counterparty to such Hedging Agreement or (ii) in order to close out any transactions then outstanding under such Hedging Agreement and pay all amounts due in connection with the close out of such transactions coincident with the full and final repayment or prepayment of all of the Obligations;

       (c) Enter into any Hedging Agreement not Approved by the Lenders, such approval not to be unreasonably withheld or delayed;

       (d) Enter into a unit operating agreement relating to the Properties outside the ordinary course of business; or

       (e) Adopt any Employee Plan without the Approval of the Lenders which shall not be unreasonably withheld or delayed.

Section 6.13  Use of Loan Proceeds.  Permit the proceeds of any Loan to be used for any purpose other than the purposes permitted by this Agreement and in a manner consistent with the supporting documentation provided to Administrative Agent and/or the Lenders.  Neither Borrower nor any Person acting on behalf of Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

Section 6.14  Limitation on Leases.  Create, incur, assume or suffer to exist any obligation for the payment of rent or hire of property of any kind whatsoever (real or personal but excluding Capital Leases and Leases), under leases or lease agreements which would cause the aggregate amount of all payments made by Borrower pursuant to all such leases or lease agreements, including any residual payments at the end of any lease, to exceed $500,000 in any period of twelve consecutive calendar months during the life of such leases.

Section 6.15  Nature of Business.  Allow any material change to be made in the character of Borrower’s business as an independent Hydrocarbon exploration and production company.  Borrower will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any oil and gas properties not located within the geographical boundaries of the United States.

Section 6.16  Deposit Accounts.  Except for those identified on Schedule 3.43, maintain any additional deposit accounts (as defined in the UCC) unless simultaneously therewith, Borrower, Administrative Agent and the related depositary bank enter into a Deposit Account Control Agreement with respect to such deposit account.

Section 6.17  No Severance Agreements.  Without the Approval of the Lenders, enter into or become bound by or cause or allow any of the Collateral to become subject to any agreement under which Borrower could become obligated to pay any amounts or make the accommodations to any Person, in connection with that Person’s resignation, termination or any similar occurrence.

Section 6.18  Commodity Deliveries.  Enter into obligations to deliver commodities, goods or services, including Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business.

Section 6.19  G&A Expenses.  Allow the G&A Expenses of Borrower to exceed the amounts set forth on the G&A Budget for the relevant time period or allow the G&A Expenses to exceed an aggregate of $700,000 per calendar quarter.

ARTICLE VII
FURTHER RIGHTS OF AGENT AND LENDERS

Section 7.1  Further Assurances; Delivery of Additional Documents.  Until all Obligations are Indefeasibly repaid in full (other than indemnity and reimbursement obligations that survive the termination of this Agreement and for which no claim has been asserted):

       (a) Borrower shall, at Borrower’s expense, take all actions and execute all additional documents reasonably requested by Administrative Agent and necessary to (i) effect the creation, perfection, maintenance or continuation of a first-priority Lien in favor of Administrative Agent over all of the Collateral, or (ii) assist Administrative Agent’s exercise of its rights under this Agreement and the other Loan Documents (collectively, “Implementation Documents”).

       (b) Borrower appoints Administrative Agent and each of its designees as Borrower’s attorney in fact to whenever an Event of Default exists (i) execute, on behalf of Borrower, any Implementation Documents requested by Administrative Agent, and (ii) endorse for deposit into the Payment Account any checks or other negotiable instruments payable to Borrower and that come into the possession of Administrative Agent.  This appointment is coupled with an interest and is irrevocable.

       (c) In exercising the appointment described in Section 7.1(b), neither Administrative Agent nor its designees will be liable to any Person for any act, omission, error in judgment or mistake of law that is not intentional, willful or grossly negligent.

Section 7.2  Payments by Lenders.  If Borrower fails to (a) continuously maintain insurance as required by this Agreement or (b) pay any amount owed to any Person when due if Borrower’s failure to pay could reasonably be expected to have a Material Adverse Effect, Administrative Agent or Lenders may, but will not have any obligation to, (x) obtain insurance on behalf of Borrower as required by this Agreement if such coverage is available on commercially reasonable terms or (y) pay the unpaid amount(s) on behalf of Borrower.  Administrative Agent or any Lender will give Borrower at least three Business Days’ notice prior to exercising its rights under the preceding sentence unless an Event of Default exists, in which case no prior notice will be necessary.  Borrower will reimburse Administrative Agent or such Lender upon demand for all amounts (including reasonable attorneys fees) paid by Administrative Agent or such Lender to any Person under this Section 7.2.  If Borrower fails to reimburse those amounts upon demand, the unreimbursed amounts will become part of the Obligations.

Section 7.3  Possession and Preservation of Collateral.  If any Event of Default exists, Administrative Agent can, in addition to any of the other remedies available to Administrative Agent, (a) exercise the rights of a secured creditor under the UCC to enter Borrower’s premises, (b) take possession of the Collateral to preserve and prepare the Collateral for sale, and (c) take possession or place custodians in control of Borrower’s premises without charge, rent or payment, remain on and use the premises to preserve and prepare the Collateral for sale.

Section 7.4  Indemnification and Release.

       (a) Borrower, Parent and each of their respective Subsidiaries will, to the fullest extent permitted by Law, indemnify, release and hold harmless Administrative Agent, Lenders, Pentwater Capital Management LP, Antler Bar Investments LLC and their respective Related Parties (collectively, the “Indemnified Parties”) from and against all claims, injuries, damages, judgments, liabilities, costs and expenses (including the reasonable fees and expenses of counsel), charges and encumbrances (collectively, “Claims”) arising from or related to:

          (i) asserting, enforcing or defending the rights of any Indemnified Party under this Agreement or any of the other Loan Documents;

          (ii) the purchase or acquisition of any oil and gas properties and related rights, interests and agreements by the and Indemnified Party (including, without limitation, Antler Bar Investments LLC or any of its respective successors and assigns) from the Borrower (including as a successor-in-interest to ASEN 2) and/or any of its subsidiaries;

          (iii) creating, perfecting, maintaining, or enforcing any Lien;

          (iv) taking possession of, protecting, preserving and preparing for sale any of the Collateral when an Event of Default exists;

          (v) the acquisition, ownership or operation of any of the Collateral by Borrower or any other Person;

          (vi) Borrower’s proposed acquisition of any real or personal property;

          (vii) the failure of Borrower or any other Person to comply with any Law (including any Environmental Law) or with the terms and conditions of any Loan Document;

          (viii) the inaccuracy of any representation or warranty made by Borrower or any other Person (other than any Indemnified Party) in any Loan Document;

          (ix) the failure of Borrower or any Operator to comply with any EHS Regulation or other Environmental Law, including with respect to the presence, generation, storage, release, threatened release, use, transportation, disposal or arranging for the disposal or treatment of any Hydrocarbons, Hydrocarbon waste, solid waste or Hazardous Substance on, under or from any of the Properties;

          (x) any finder’s, brokerage, financing or similar fees arising in connection with the transactions contemplated by this Agreement; and

          (xi) any actual, threatened or prospective litigation, investigation or other proceeding relating to any of the foregoing, whether based on contract, tort or any other legal or equitable theory and regardless of whether an Indemnified Party is a named party to the proceeding.

      (b) THE BORROWER, PARENT AND EACH OF THEIR SUBSIDIARIES HEREBY VOLUNTARILY AND KNOWINGLY RELEASE AND FOREVER DISCHARGE EACH INDEMNIFIED PERSON FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES,

AND LIABILITIES WHATSOEVER, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY, ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THIS AGREEMENT IS EXECUTED, WHICH THE BORROWER OR ANY OF ITS SUBSIDIARIES MAY NOW OR HEREAFTER HAVE AGAINST ANY INDEMNIFIED PERSON, IF ANY, AND IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE.

       (c) The indemnity obligation owing by Borrower, Parent or any of their respective Subsidiaries to the Indemnified Parties under this Section 7.4:

        (i) will not be limited, modified or excused by (A) any sole or concurrent negligence of any Indemnified Party, whether through act or omission, or (B) any strict liability imposed on any Indemnified Party; but

        (ii) will not be available to an Indemnified Party to the extent that the Claim is determined by the final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of that Indemnified Party, and in such case, the Indemnified party is obligated to return any monies to the applicable payor that were paid pursuant to a Claim.

       (d) Borrower, Parent and each of their respective Subsidiaries shall pay any amounts owing to an Indemnified Party under this Section 7.4 within 10 Business Days after Indemnified Party makes a written demand for payment.  If Borrower, Parent or any of their respective Subsidiaries fails to timely pay the amounts owning under this Section 7.4:
        (i) if the unpaid amount is owed to an Indemnified Party other than Administrative Agent or any Lender, Administrative Agent or such Lender may (but will not be obligated to) remit the unpaid amount to that Indemnified Party on behalf of Borrower, in which case Borrower shall reimburse Administrative Agent or such Lender upon demand; and

        (ii) if Administrative Agent or any Lender is the Indemnified Party to whom the unpaid amount is owed (or if Borrower has failed to reimburse Administrative Agent or such Lender for amounts due under Section 7.4(d)(i)), then Administrative Agent can, at its election, (A) debit and apply funds from the Payment Account (and Borrower authorizes and directs Administrative Agent to do so) to pay the amount then owing to Administrative Agent or such Lender under this Section 7.4, or (B) capitalize the amount then owing and add them to the Obligations.

       (e) Notwithstanding anything to the contrary, any indemnified Taxes shall be covered exclusively by Section 1.17(c).

ARTICLE VIII
CLOSING; CONDITIONS PRECEDENT

Section 8.1  Closing.  The “Closing” of this Agreement will occur when all of the conditions set forth in Article II and in Section 8.2 are either satisfied or waived in writing by Administrative Agent; and the “Closing Date” will be the date on which the Closing occurs.

Section 8.2  Conditions to Closing.  As conditions to Closing:

       (a) Borrower will execute and deliver to Administrative Agent each of the Loan Documents to which Borrower is a party;

       (b) Borrower will Cause each other party (other than Administrative Agent and Lenders) to execute and deliver to Administrative Agent each of the Loan Documents to which it is a party;

       (c) The Lenders will be satisfied, in their sole and absolute discretion, with the results of its business, financial, legal, title, engineering and environmental due diligence of Borrower and the Properties;

       (d) The Lenders shall have received warrant(s) to purchase up to 26,000,000 shares of common stock of Parent at a purchase price per share of $0.01;

       (e) The Lenders shall have received of a final valuation report on the Borrower from Energy Spectrum Advisors Inc. indicating an enterprise valuation of at least $80,000,000 dated as of the Closing Date;

       (f) The Lenders shall have received satisfactory evidence that all Leases not held by production, granted to the Borrower by Randall Capps and Affiliates which he owns or controls in each of in each of (i) Crockett County, Texas, (ii) Anderson County, Texas, (iii) Edwards County, Texas, (iv) Scotts Bluff County, Nebraska, (v) Sioux County, Nebraska, (vi) Platte County, Wyoming and (vii) Laramie County, Wyoming shall have been extended until December 31, 2017;

       (g) Borrower will deliver to Administrative Agent legal opinions satisfactory to the Lenders and their counsel;

       (h) Borrower will deliver to Administrative Agent a G&A Budget covering the 12 month period following the Closing Date;

       (i) Borrower will deliver to Administrative Agent:

        (i) a true and complete copy of resolutions satisfactory to the Lenders (A) authorizing Borrower’s execution and delivery of the Loan Documents, the payment and performance of the Obligations, and the granting of the Liens contemplated by the Security Documents, and (B) accompanied by the certification of an Authorized Officer that the resolutions have not been amended, repealed or revoked as of the Closing Date;

        (ii) the certification of an Authorized Officer as to the name, title and signatures of Persons authorized to execute Loan Documents on behalf of Borrower; and

        (iii) true and complete copies of Borrower’s Charter Documents and an original certificate of existence and/or good standing issued by the Secretary of State of the jurisdictions in which Borrower is organized and conducts operations (in each instance, dated as of a date acceptable to the Lenders), along with the certificate of an Authorized Officer that those Charter Documents and certificates have not been amended, repealed or revoked and remain in effect on the Closing Date.

       (j) Borrower will deliver or cause to be delivered to Administrative Agent for each Guarantor who is not an individual:

        (i) a true and complete copy of resolutions, or other similar documentation, satisfactory to the Lenders (A) authorizing the entity’s execution and delivery of the Loan Documents to which it is a party and (B) accompanied by the certification of an authorized representative of such entity that the resolutions, or other document, have not been amended, repealed or revoked as of the Closing Date;

        (ii) the certification of an authorized representative of the entity as to the name, title and signatures of Persons authorized to execute Loan Documents to which such entity is a party on behalf of such entity;

        (iii) true and complete copies of the entity’s Charter Documents and, if applicable to such entity, an original certificate of existence and/or good standing issued by the Secretary of State of the jurisdictions in which such entity is organized and conducts operations (in each instance, dated as of a date acceptable to Administrative Agent), along with the certificate of an authorized representative of such entity that those Charter Documents and certificates have not been amended, repealed or revoked and remain in effect on the Closing Date; and

        (iv) a United States Internal Revenue Service Form W-9, or other applicable tax form, completed and duly executed by Borrower.

       (k) Administrative Agent will be satisfied with its review of Borrower’s management and its back-office, accounting, business and administrative systems and functions;

       (l) Borrower will provide any information required by Section 326 of the USA PATRIOT Act or deemed necessary in the reasonable opinion of Administrative Agent to verify the identity of Borrower as required by Section 326 of the USA PATRIOT Act;

       (m) except as otherwise provided herein, no Material Adverse Effect has occurred;

       (n) the representations of each party to the Loan Documents are true, complete and correct in all material respects;

       (o) no suit or other proceeding is pending or threatened seeking to restrain, enjoin, declare illegal, recover damages from any Party or seek any other relief in connection with the transactions contemplated in this Agreement;

       (p) Borrower shall have reimbursed Administrative Agent and the Lenders for all Related Costs incurred by Administrative Agent or the Lenders for which invoices have been presented to Borrower on or prior to the Closing Date;

       (q) none of the transactions contemplated by this Agreement are prohibited by Law;

       (r) there will exist no past due bills for improvements or services to the Properties that could give rise to any Lien, including that of a mechanic or materialman;

       (s) the Lenders are satisfied, in their sole and absolute discretion, with the results of its due diligence examination of Borrower and the Properties, including Borrower’s proposed development of the Properties, satisfactory information regarding existing Crude Oil and Natural Gas sales, and all aspects of Borrower’s existing and contemplated Crude Oil and Natural Gas marketing activities;

       (t) Borrower will deliver to Administrative Agent satisfactory releases of all Liens relating to the Properties that are not Permitted Encumbrances;

       (u) Borrower will deliver to Administrative Agent true, correct, complete and executed copies of the (i) side letter, in form and substance satisfactory to Lenders, between the XOG Group and Borrower, dated on or about the date hereof addressing the repayment of certain proceeds of production to Borrower by the XOG Group (the “Repayment Agreement”) ,  and (ii) the side letter, in form and substance satisfactory to Lenders, among the XOG Group and Borrower causing the transfer of certain properties from the XOG Group to Borrower and acknowledging the parties intention of performing an audit and property transfer reconciliation (the “Property Transfer Side Letter”);

       (v) Borrower will deliver to Administrative Agent satisfactory releases of all Liens relating to the Properties that are not Permitted Encumbrances;

       (w)

                           (x) Borrower will reimburse Administrative Agent and the Lenders for all Related Costs incurred by Administrative Agent or the Lenders for which invoices have been presented pursuant to Section 12.9;

       (y) Borrower will provide documentary evidence satisfactory to the Lenders that all seismic and other geological, geophysical, engineering and well data, interpretations and analyses relating to the Properties, free of any encumbrance, subject only to the Permitted Encumbrances and the Liens in favor of Administrative Agent; and

                            (z) Borrower will deliver to Administrative Agent all insurance certificates naming Administrative Agent as additional insured and lenders loss payee and, if requested by Administrative Agent (acting at the direction of the Required Lenders), true and complete copies of any insurance policy maintained by Borrower.

Section 8.3  Post-Closing Conditions.  Borrower shall cause each of the conditions set forth on Schedule 8.3 to be satisfied by date specified therein.

ARTICLE IX
EVENTS OF DEFAULT

Section 9.1  Events of Default.  An “Event of Default” will exist under this Agreement if:

       (a) Borrower fails to pay when due any amount payable by Borrower to Administrative Agent or any Lender under any Promissory Note, this Agreement or any other Loan Document, and that failure to pay continues for two Business Days after the date due;

       (b) Borrower or Parent fails to comply with the covenants and obligations set forth in Article V of the Omnibus Amendment;

       (c) Borrower fails to comply with any material term of any Loan Document (except for (i) a payment default described under Section 9.1(a) and (ii) the default described under Section 9.1(a)), and that noncompliance continues for 20 days after the earlier of (i) the first date that Borrower becomes aware of its noncompliance or (ii) the first date that Administrative Agent notifies Borrower of its noncompliance;

       (d) a Termination Event, Additional Termination Event or Event of Default occurs under any Hedging Agreement if such default could reasonably be expected to have a Material Adverse Effect;

       (e) any Obligor (other than Borrower) fails to comply with any material term of any Loan Document, and that noncompliance continues for 30 days after the earlier of (i) the first date that the Obligor becomes aware of its noncompliance or (ii) the first date that Administrative Agent notifies the Obligor of its noncompliance;

       (f) Borrower (i) executes an assignment for the benefit of its creditors, (ii) becomes or is adjudicated bankrupt or insolvent, (iii) admits in writing its inability to pay its debts generally as they become due, (iv) applies for or consents to the appointment of a conservator, receiver, trustee, or liquidator of Borrower or of all or any substantial part of its assets, (v) files a voluntary petition seeking reorganization or an arrangement with creditors or to seek any other relief under any Debtor Relief Laws, (vi) files an answer admitting the material allegations of or consenting to, or defaults in, a petition filed against it in any proceeding under any Debtor Relief Laws, or (vii) institutes or voluntarily becomes a party to any other judicial proceedings intended to effect a discharge of its debts, in whole or in part, or seeking to postpone the maturity or the collection of any of its debts or to suspend any of the rights of Administrative Agent or any of its Affiliates under any of the Loan Documents;

       (g) any Person files a petition seeking reorganization of Borrower or appointing a conservator, receiver, trustee or liquidator of Borrower or of a substantial part of its assets and the petition is not discharged within 90 days after its filing;

       (h) a court of competent jurisdiction enters an order, judgment or decree approving the reorganization of Borrower or appointing a conservator, receiver, trustee or liquidator of Borrower, or of a substantial part of its assets, and the order, judgment or decree is not permanently stayed or reversed within 60 days after its entry;

       (i) any certification or representation of Borrower or any other party (other than Administrative Agent or any Lender) in any Loan Document is determined by Administrative Agent to have been materially false when made or deemed made;

       (j) any federal Tax Lien or any other Liens totaling $375,000 or more arise of record against Borrower or the Properties, or if Borrower or one of its Affiliates is the Operator, the Operator and are not fully bonded or discharged within 30 days after Borrower receives actual or constructive notice of their filing unless (i) Borrower is contesting the Lien(s) in good faith through appropriate proceedings timely filed and diligently prosecuted and against which Borrower maintains adequate reserves in accordance with GAAP and (ii) all such Liens are fully bonded or discharged within 60 days after Borrower receives actual or constructive notice of their filing;

       (k) a judgment for more than $500,000 (or for any amount if the execution and enforcement of that judgment could reasonably be expected to have a Material Adverse Effect) is entered against Borrower, or if Borrower or one of its Affiliates is the Operator, or the Operator and not appealed and bonded or fully stayed, vacated, paid or discharged within 30 days of its entry unless the judgment relates to a claim (i) that is fully covered by insurance and for which the insurance company has unconditionally accepted liability or (ii) for which Borrower maintains adequate reserves in accordance with GAAP;

       (l) Borrower fails to pay any Debt (other than the Obligations) in excess of $500,000 when due (whether at scheduled maturity or by acceleration, demand or otherwise) and the failure to pay continues past the expiration of any applicable cure period unless (i) Borrower has previously documented to the reasonable satisfaction of Administrative Agent (acting at the direction of the Required Lenders) the basis upon which Borrower intends to dispute the Debt and (ii) Borrower maintains adequate reserves for the Debt in accordance with GAAP;

       (m) Borrower, any other Obligor or any of their respective Affiliates, officers, directors or members assert or allege that (i) any Loan Document is void, voidable, unenforceable or has otherwise ceased to be in full force and effect (except in accordance with its terms), (ii) Borrower or any other Obligor is not bound by the Loan Documents in accordance with their terms, or (iii) any Lien contemplated by any of the Security Documents is void,  voidable, unenforceable or has ceased to be perfected and/or to have the priority required by this Agreement;

       (n) Borrower fails to document to the satisfaction of the Lenders, within ten days of Closing, that any Lien on the Collateral (other than Permitted Encumbrances and Liens in favor of Administrative Agent) have been released or fully subordinated to the Lien on the Collateral in favor of Administrative Agent;

       (o) if Borrower has the legal right to Cause any Operator to comply with Laws applicable to the Properties, any Operator fails to comply with any Laws applicable to the Properties and its noncompliance could reasonably be expected to have a Material Adverse Effect;

       (p) if Borrower has the legal right to Cause or effect the choice of replacement Operator, any Operator is removed or withdraws and the replacement Operator is not Approved by the Lenders;

       (q) Borrower’s Working Interest is increased or Net Revenue Interest is decreased from those set forth in Exhibit A except in connection with Borrower’s acquisition of an additional Working Interest in the Properties in connection with which Borrower contemporaneously realizes a proportionately higher Net Revenue Interest in the Properties that is not subject to reduction at any time following the closing of the acquisition;

       (r) a Change of Control occurs;

       (s) except with respect to the payment of $315,000 to Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (“Baker Donelson”) to be made on the Closing Date, Borrower shall make any payment to Baker Donelson unless such payment (i) was made in connection with the successful disposition of assets of the Borrower, the net proceeds of which are at least equal to $20,000,000 or (ii) is otherwise consented to in writing by the Lenders;

        (t) (i) any Person party to the Repayment Agreement or Property Transfer Side Letter shall to (a) fail to timely perform its obligations as set forth therein (as such documents exist on the Closing Date) or (ii) Borrower shall fail to timely pursue and/or enforce its rights under the Repayment Agreement or Property Transfer Agreement, as applicable;

       (u)  (i) Parent and Borrower fail to (a) effectuate the stock exchange contemplated by the Exchange Agreement, or (b) take any action necessary cause such exchange to be of full force and effect or (ii) any party challenges the validity or enforceability of, or refutes its obligations under, the Exchange Agreement;

      (v) Borrower shall fail to (i) terminate or accept the resignation of each member of the XOG Group serving as an Operator or (ii) cause the engagement of an Operator acceptable to the Lenders to succeed any member of the XOG Group, in each case, within seventy-five (75) days after the Closing Date;

       (w) a Material Adverse Effect occurs; or

       (x) Borrower defaults under any of the Basic Documents and such default could reasonably be expected to have a Material Adverse Effect;

but the events described in Sections 9.1(i), (l), (n)(o) and (p)-(x) will constitute an Event of Default only if the event described is not remedied by Borrower within 30 days after the earlier of (i) the first date that Borrower or any other Obligor, as applicable, becomes aware of the occurrence of the event or (ii) Administrative Agent notifies Borrower or any other Obligor, as applicable, of the occurrence of the event.

ARTICLE X
REMEDIES OF ADMINISTRATIVE AGENT AND LENDERS

Section 10.1  Remedies Generally.

       (a) Upon an Insolvency.  If an Event of Default exists under any of Sections 9.1(f)-(h), then (i) Lenders’ commitments, if any, to make any additional Advances will automatically terminate and (ii) all amounts then outstanding under the Promissory Note together with all other Obligations outstanding under this Agreement and the other Loan Documents will automatically become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are waived by Borrower.

       (b) Following an Event of Default.  If an Event of Default exists under Article IX other than under Sections 9.1(f)-(h), Administrative Agent may, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate Lenders’ commitments, if any, to make any additional Advances and (ii) declare all amounts then outstanding under the Promissory Note together with all other Obligations outstanding under this Agreement and the other Loan Documents immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are waived by Borrower.

       (c) Rights of Administrative Agent.  Following a termination of Lenders’ commitments under Section 10.1(a) or (b), Administrative Agent may, and at the written direction and expense of the Required Lenders, shall at any time exercise any or all of its rights arising under any of the Loan Documents, by operation of Law or otherwise (all of which will be cumulative), including the right of a secured party under the UCC to peacefully enter upon any premises where the Collateral is kept and take possession pending foreclosure.

Section 10.2  No Marshalling; Use of Collateral Pending Foreclosure; Etc.  Administrative Agent will have no obligation to preserve the rights of any other Person in or to any Collateral or to proceed against the Collateral in any particular order or to marshal any Collateral of any kind for the benefit of any other creditor of Borrower or any other Person.  Borrower grants to Administrative Agent an irrevocable royalty-free license or other right to use, at any time that an Event of Default exists, Borrower’s labels, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, seismic data, reserve reports, databases or any property of a similar nature related to the Collateral and necessary in connection with Administrative Agent preparing the Collateral for sale and advertising for and conducting one or more foreclosure sales, and Borrower’s rights under all licenses and any franchise, sales or distribution agreements will inure to Administrative Agent’s benefit.

Section 10.3  Set-Off Rights.  If an Event of Default exists, Lenders or Administrative Agent, on behalf of Lenders, may, at any time and from time to time, set off and apply against the Obligations any and all deposits (general or special, time or demand, provisional or final) or other amounts at any time credited by or owing from Lender or Administrative Agent, on behalf of Lenders, or any depositary to Borrower, whether or not the Obligations are then due; but this Section 10.3 will not apply to any amounts previously identified in writing to Lender or Administrative Agent as belonging to third party Working Interest and Royalty Interest owners.  Lender or Administrative Agent, as applicable, will provide notice to Borrower within ten days following the application of any funds under this Section 10.3.

Section 10.4  Rights Under Operating Agreements.  If an Event of Default exists, Administrative Agent or its designee may, upon Administrative Agent’s notice to Borrower, exercise any of Borrower’s rights under any Operating Agreement or any other Basic Document.

Section 10.5  Netting of Claims.  If an Event of Default exists, Administrative Agent, Lenders, or any of them, may, without further notice to Borrower, setoff (a) any amount then due and owing by Borrower to Administrative Agent or Lenders under any other Loan Document, as applicable, against (b) any amounts due and owing to Borrower or any other Obligor or by Administrative Agent or Lenders under or in respect of any other Loan Document, as applicable, without regard (in the case of the preceding clause (b)) to whether such amounts arise by set off, offset, combination of accounts, deduction, retention, counterclaim or withholding.  If an amount is unascertainable, Administrative Agent and Lenders, or any of them, may, acting in a commercially reasonable matter, setoff an estimated amount and account to Borrower when the amount is ascertained.

Section 10.6  All Rights and Remedies are Cumulative.  Each of the rights and remedies of Administrative Agent and Lenders under this Agreement and the other Loan Documents is cumulative and non-exclusive of any other rights or remedies it may have under any other agreement, by operation of Law, at equity or otherwise.

ARTICLE XI
ADMINISTRATIVE AGENT

Section 11.1  Appointment and Authorization of Administrative Agent.  Subject to Section 11.19 below, each Lender hereby irrevocably appoints, designates and authorizes the

Administrative Agent to act as its agent under the Loan Documents, and to take such action on its behalf under the provisions of each Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of any Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained in any Loan Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set out herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Loan Document or otherwise exist against Administrative Agent.  Without limiting the generality of the foregoing, the use of the term “Administrative Agent” in the Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 11.2  Delegation of Duties.  Administrative Agent may execute any of its duties under any Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct on the part of Administrative Agent.

Section 11.3  Liability of Administrative Agent.  Neither Administrative Agent nor any Related Party of Administrative Agent shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document or the transactions contemplated hereby and thereby (except for its own gross negligence or willful misconduct, as determined by a final, non-appealable decision of a court of competent jurisdiction, in connection with its duties expressly set out herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by Borrower or any officer thereof, contained in any Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with any Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of any Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Related Party of Administrative Agent shall be under any obligation to any Lender or participant to ascertain or to inquire as to the performance of any of the agreements contained in, or conditions of, any Loan Document, or to inspect the Properties, books or records of Borrower or any Affiliate thereof.

Section 11.4  Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by the Administrative Agent.  Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.

Section 11.5  Default.  Administrative Agent shall not be deemed to have knowledge or notice of  the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to the Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Administrative Agent will notify Lenders of its receipt of any such notice. Administrative Agent shall take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.

Section 11.6  Credit Decision; Disclosure of Information by Administrative Agent.  Each Lender acknowledges that no Related Party of Administrative Agent has made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Related Party of Administrative Agent to any Lender as to any matter, including whether such Related Party of Administrative Agent have disclosed material information in their possession.  Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Related Party of Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its Affiliates, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower under this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Related Party of Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower.  Except for notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent herein, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of Borrower or any of its Affiliates which may come into the possession of Administrative Agent or  any of its Related Parties.

Section 11.7  Indemnification of Administrative Agent and its Related Parties.  Whether or not the transactions contemplated hereby are consummated, Lenders shall severally indemnify and defend upon demand Administrative Agent and each Related Party of Administrative Agent (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), pro rata, and hold harmless Administrative Agent and each Related Party of Administrative Agent from and against any and all liabilities and costs incurred by it; provided that no Lender shall be liable for the payment to Administrative Agent or any Related Party of Administrative Agent of any portion of such liabilities and costs to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Administrative Agent or Related Party’s own gross negligence or willful misconduct; provided further that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.7.  Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees and expenses) incurred by Administrative Agent or any Related Party of Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section 11.7 shall survive termination of the Maximum Commitment, the payment of all other obligations and the resignation of Administrative Agent.

Section 11.8  Reserved.

Section 11.9  Successor Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.9, Administrative Agent may resign as Administrative Agent upon 30 days' notice to Lenders and Administrative Agent may be removed at any time with or without cause by the Required Lenders.  If Administrative Agent resigns or is removed under this Agreement, the Required Lenders shall appoint from among Lenders a successor Administrative Agent for Lenders.  Such appointment will be made with the consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed) unless an Event of Default exists, in which case Borrower’s consent will not be required.  If no successor Administrative Agent is appointed prior to the effective date of the resignation or retirement of Administrative Agent, Administrative Agent may appoint, after consulting with Lenders and Borrower, a successor Administrative Agent from among Lenders. Upon the acceptance of its appointment as successor Administrative Agent hereunder, the Person acting as such successor Administrative Agent shall succeed to all the rights, powers and duties of the retiring or removed Administrative Agent and the term “Administrative Agent” shall mean such successor Administrative Agent and the retiring or removed Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  If no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation (or after the effective date of Administrative Agent's removal, if done at the election of the Lenders), the retiring or removed Administrative Agent’s resignation or removal shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.

Section 11.10  Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, Administrative Agent (irrespective of whether the principal of Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

       (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent, (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective Related Parties and counsel and all other amounts due Lenders and Administrative Agent under Section 1.13 and Section 12.9 allowed in such judicial proceeding; and

       (b) to collect and receive any monies or other property payable or deliverable in respect of any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its Related Parties and counsel, and any other amounts due Administrative Agent under Section 1.13 and Section 12.9.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.11  Collateral Matters.

       (a) Collateral Matters.

        (i) Each Lender authorizes and directs Administrative Agent to enter into the Security Documents for the ratable benefit of Lenders.  Each Lender agrees that (A) any action taken by Administrative Agent in respect of any Collateral in accordance with the provisions of this Agreement or the Security Documents and (B) the exercise by the Administrative Agent of powers in respect of the Collateral set out in any Security Documents, together with other reasonably incidental powers, shall be authorized by and binding upon all Lenders.

        (ii) In the event any Lien under any Security Document is, on its face, granted to a Lender rather than to Administrative Agent (for the ratable benefit of all Lenders), the Administrative Agent, Lenders, and Borrower confirm that it is their intent that all such Liens shall be granted (or deemed granted) to Administrative Agent for the ratable benefit of all Lenders.  All such Security Documents are hereby amended to the extent necessary to reflect that the Liens granted under those Security Documents are granted to Administrative Agent (for the ratable benefit of all Lenders), and Borrower hereby grant all Liens under all Security Documents to Administrative Agent, for the ratable benefit of Lenders.

        (iii) Administrative Agent is authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, from time to time while no Default or Event of Default exists, to take any action with respect to any Collateral or Security Documents that may be necessary to perfect and maintain the perfection of the Liens upon the Collateral granted by the Security Documents.

        (iv) Administrative Agent has no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by the party pledging the Collateral or is cared for, protected or insured or has been encumbered or that the Liens granted to Administrative Agent for the benefit of Lenders under the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced, or are entitled to any particular priority.

        (v) Administrative Agent shall exercise the same care and prudent judgment with respect to the Collateral and the Security Documents as it normally and customarily exercises in respect of similar collateral and security documents.

       (b) Release Collateral.  Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Lien or encumbrance on any property granted to or held by Administrative Agent under any Loan Document or Security Document (i) upon termination of the Maximum Commitment and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted under the Agreement or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders.

       (c) Subordinate Liens.  Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, to subordinate any Lien or encumbrance on any property granted to or held by Administrative Agent under any Loan Document or Security Document to the holder of any Lien or encumbrance on such property that constitutes a purchase money lien or a capital lease.

       (d) Confirm Authority.  Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property.

Section 11.12  Reserved.

Section 11.13  Payments.  Borrower shall make each payment on the Obligations as provided in this Agreement without offset, counterclaim or deduction.

Section 11.14  Application of Payments.

       (a) If no Default or Event of Default then exists, all scheduled payments shall be applied ratably in accordance with Section 1.9(a) above.

       (b) If no Default or Event of Default then exists, all prepayments shall be applied ratably in accordance with Section 1.9(a) above.

       (c) All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Promissory Notes, whether by acceleration or otherwise, shall be applied: first, to reimbursement of fees, expenses and indemnities in favor of Administrative Agent provided for in this Agreement or in the other Loan Documents; second, to reimbursement of expenses and indemnities, ratably, in favor of the Lenders, provided for in this Agreement or in the other Loan Documents; third, to accrued interest on the Promissory Notes; fourth, to fees; fifth, to principal outstanding on the Promissory Notes evidencing Term Loan A; sixth, to principal outstanding on the Promissory Notes evidencing Term Loan B; seventh, to any other Obligations; and lastly, any excess shall be paid to the Borrower or as otherwise required by applicable law or any Governmental Authority.

Section 11.15  Liens.  The Liens granted by Borrower under the Loan Documents are granted to Administrative Agent for its own account and for the ratable benefit of Lenders.

Section 11.16  Payment Priority.  The right of each Lender to receive any payments or prepayments under or in respect of the Agreement, any Loan Document, or any Collateral shall be pari passu with the payment rights of all other Lenders acting in their capacity as a Lender pursuant to this Agreement, provided that payments of principal and interest will be allocated to each Lender in accordance with its Percentage Share of such payment or prepayment.

Section 11.17  Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or fees resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Advances or fees and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Advances or fees of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances; provided that (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (b) the provisions of this Section 11.17 shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to Borrower or any Affiliate thereof (as to which the provisions of this Section 11.17 shall apply).  Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

Section 11.18  Relationship of Lenders.  This Agreement, and the documents delivered in connection herewith, does not create a partnership or joint venture among Administrative Agent on the one hand, and any Lender on the other hand,  or among the Lenders.

Section 11.19  Actions by Administrative Agent.  Notwithstanding Section 11.1 above, Administrative Agent shall not take any of the following actions (collectively, the “Material Changes”):

       (a) increase the Commitment of any Lender without the written consent of such Lender;

       (b) reduce the principal amount of any Advance or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby;

       (c) postpone the scheduled date of payment of the principal amount of any Advance, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender affected thereby;

       (d) change this Agreement in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

       (e) release any of the Collateral (except as expressly provided in Section 11.11(b)), without the prior written consent of the Required Lenders;

       (f) change Section 5.20, without the written consent of each Lender; or

       (g) change (i) any of the provisions of this Section 11.19, (ii) the definition of “Required Lenders” or (iii) any other provision hereof specifying the number or percentage of Lenders required to (A) waive, amend or modify any rights hereunder or under any other Loan Documents or (B) make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender.

Section 11.20  Replacement of Lenders.

       (a) If any Lender becomes a Defaulting Lender, then (i) Administrative Agent may, upon notice to the Defaulting Lender and Borrower, require such Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.1), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee, pursuant to the terms and conditions of Section 12.1, that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and (ii) Borrower may, as long as no Event of Default exists and upon notice to the Defaulting Lender and Administrative Agent and at Borrower’s sole cost and expense, require such Defaulting Lender to assign, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.1), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(A) as to assignments required by Borrower, Borrower shall have paid to Administrative Agent the expenses specified in Section 12.1;

(B) such Defaulting Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(C) any such assignment is consistent with the requirements of Section 12.1;

(D) such assignment does not conflict with applicable Law; and

(E) the proposed agreement, amendment, waiver, consent or release with respect to this Agreement or any other Loan Document has been Approved by the Administrative Agent and such agreement, amendment, waiver, consent or release can be effected as a result of the assignment contemplated by this Section.

       (b) A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by Borrower or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.  Solely for purposes of effecting the assignment required for a Defaulting Lender under this Section 11.20(a)(ii) and to the extent permitted under applicable Law, each Lender hereby designates and appoints Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the assignment required hereunder if such Lender was a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same.  Each such appointment is coupled with an interest and is irrevocable.  In lieu of Borrower or Administrative Agent replacing a Defaulting Lender as provided in this Section 11.20, Borrower may terminate such Defaulting Lender’s Percentage Share as provided herein.

ARTICLE XII
MISCELLANEOUS

Section 12.1  Assignment.

       (a) This Agreement is entered into for the benefit of Borrower and Lenders and their respective successors and permitted assignees; it will be binding upon and inure to the benefit of those parties and their respective successors and permitted assignees.  Neither the rights nor the obligations of Borrower or any other Obligor under any of the Loan Documents may be assigned without the prior Approval of Administrative Agent (acting at the direction of the Required Lenders).  Each Lender may, upon prior written notice to Borrower and Administrative Agent, assign any of such Lender’s rights and obligations under any of the Loan Documents (i) to any Affiliate of such Lender at any time, or (ii) to any other Person if an Event of Default exists.  If no Event of Default exists, each Lender may assign any of its rights and obligations to any Person that is not an Affiliate upon the prior written consent of Borrower, such consent not to be unreasonably withheld, delayed or conditioned.

       (b) If any Lender makes an assignment pursuant to Section 12.1(a), Borrower shall, at its expense, execute and deliver to such Lender and the assignee such documents as such Lender may reasonably request in connection with that transaction, including the issuance of one or more replacement Promissory Notes.  In addition, any Person that owns or acquires an interest in the Loan can (as long as Borrower’s rights and obligations hereunder are not adversely affected) grant a Lien over that interest to its own lender(s) to secure any Debt.

       (c) The parties to each assignment pursuant to this Section 12.1 shall execute and deliver to Administrative Agent an Assignment and Assumption evidencing such assignment, together with any existing Note subject to such assignment (or any affidavit of loss therefor acceptable to Administrative Agent and Borrower but without requiring any indemnity or bond in connection therewith), any tax forms required to be delivered pursuant to Section 1.17(d) and payment of an assignment fee in the amount of $3,500 to Administrative Agent, unless waived or reduced by Administrative Agent in its sole discretion; provided that (i) if an assignment by a Lender is made to an Affiliate of such assigning Lender, then no assignment fee shall be due in connection with such assignment, and (ii) if an assignment by a Lender is made to an assignee that is not an Affiliate of such assignor Lender, and concurrently to one or more Affiliates of such Assignee, then only one assignment fee of $3,500 shall be due in connection with such assignment (unless waived or reduced by Administrative Agent).  Upon receipt of all the foregoing, and conditioned upon such receipt and the acceptance and execution thereof by Administrative Agent, if such Assignment is made in accordance with this Section 12.1, from and after the effective date specified in such Assignment and Acceptance, Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment and Acceptance.

Section 12.2 Notices.

       (a) Addresses for Notices.  Any notice, demand or document which either party is required or may desire to give to the other will be in writing and, except as otherwise provided in this Agreement, given by messenger, nationally recognized courier, overnight delivery, facsimile or other electronic transmission, or United States certified mail, postage prepaid, return receipt requested, addressed to the recipient at the location shown below, or at any other address as either party may furnish to the other by notice given in accordance with this provision.

If to Administrative Agent, to:

Cortland Capital Market Services LLC
225 W. Washington Street, Suite 2100
Chicago, Illinois 60606
Attention:	Ryan Morick and Legal Department
Telephone:	(312) 564-5072
Facsimile:	(312) 376-0751
E-Mail:	ryan.morick@cortlandglobal.com and legal@cortlandglobal.com

with a copy to (which copy shall not constitute notice):

Pentwater Capital Management LP
227 West Monroe
Suite 4000
Chicago, Illinois 60606
Attention:	Matthew Halbower
Telephone:	(312) 589-6400
Facsimile:	(312) 589-6499
E-Mail:	mhalbower@pwcm.com

with additional copies to (which copies shall not constitute notice):

Holland & Knight LLP
131 South Dearborn Street, 30th Floor
Chicago, Illinois 60603
Attention:	Joshua Spencer
Telephone:	(312) 715-5709
Facsimile:	(312) 578-6666
E-Mail:	joshua.spencer@hklaw.com

and

Holland & Knight LLP
300 Crescent Court, 11th Floor
Dallas, Texas 75201
Attention:	Anthony J. Herrera

Telephone:	(214) 964-9476
Facsimile:	(214) 964-9501
E-Mail:	anthony.herrera@hklaw.com

If to Borrower, to its principal place of business at:

American Standard Energy, Corp.
4800 N. Scottsdale Rd., Ste. 1400
Scottsdale, Arizona 85251
Attention:	J. Steven Person
Telephone:	(432) 685-0169
Facsimile:	(480) 990-7237
E-Mail:	sperson@cibolocreekpartners.com

with additional copies to (which copies shall not constitute notice):

American Standard Energy, Corp.
400 W. Illinois, Suite 950
Midland, Texas 79701

Attention:	J. Steven Person
Telephone:	(432) 685-0169
Facsimile:	(432) 687-4011
E-Mail:	sperson@cibolocreekpartners.com

and

Tonya Mitchem Grindon, Esq.
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
211 Commerce Street, Suite 800
Nashville, Tennessee 37201

Telephone:	(615) 726-5607
Facsimile:	(615) 744-5607
E-Mail:	tgrindon@bakerdonelson.com

If a notice is to be sent to any other Obligor, it will be sent to Borrower and to the address set forth in Loan Document to which that Obligor is a party.

     (b) Notice is Effective Upon Receipt.  Any notice delivered or made by messenger, facsimile, electronic mail or United States mail will be deemed to be given on the date of actual delivery as shown by messenger receipt, the sender’s facsimile machine confirmation or other verifiable electronic receipt, or the registry or certification receipt.

     (c) Unintelligible E-Mail Messages.  Notwithstanding Section 12.2(b), if either party receives from the other any message via electronic mail that purports to be a notice under this Agreement but that contains information that is syntactically incorrect, garbled or otherwise unintelligible, the recipient will promptly (and in any event within one Business Day) notify the sender.  If the recipient so notifies the sender, then the notice will not be deemed to be given until it is successfully delivered (including redelivery by electronic mail) pursuant to this Section 12.2.

    (d) When Oral Notice is Effective.  If Administrative Agent receives oral notice from an Authorized Officer that an event or circumstance has occurred that would constitute a Default under this Agreement, Administrative Agent is conclusively entitled to rely on that notice from the date that it is received and as if it had been given in writing pursuant to this Section 12.2, but Administrative Agent will not be charged with knowledge of such Default unless and until notice thereof is given in accordance with Section 11.5.  If a discrepancy exists or arises between that oral notice and any written confirmation received by Administrative Agent from Borrower, the written notice will be deemed the controlling notice for all purposes.  Nothing in this Section 12.2 shall be deemed to limit or relieve Borrower of its obligation to notify, in writing, Administrative Agent of any Default or Event of Default as otherwise required under this Agreement.

Section 12.3  Waivers; Amendments; Schedules.

       (a) No (i) restraint or delay by Administrative Agent in exercising any of its rights or remedies under the Loan Documents (regardless of the length of that delay), (ii) abandonment or suspension by Administrative Agent of any efforts to assert or enforce any of those rights or remedies, or (iii) alleged course of conduct or course of dealing between Administrative Agent, Lenders and any other Person, will operate as a waiver or limitation of any of the rights and remedies of Administrative Agent or Lenders under the Loan Documents.

       (b) No single or partial exercise by Administrative Agent or Lenders of any right or remedy under the Loan Documents will preclude any other or further exercise of the same—or any other—right or remedy of Administrative Agent or Lenders under the Loan Documents.

       (c) No waiver by Administrative Agent or Lenders of any right or remedy under the Loan Documents—nor any consent by Administrative Agent or Lenders to Borrower’s non-compliance with any provision of the Loan Documents—will be effective unless it is in writing and signed by Administrative Agent or Lenders, as applicable.  Any written waiver or consent given by Administrative Agent or Lenders will be effective only in the specific instance and for the specific purpose for which it is given.

       (d) Should any of the information or disclosures provided on any of the Schedules originally attached hereto become outdated or incorrect in any material respect, Borrower shall deliver to Administrative Agent within thirty (30) days after the end of the month in which such change occurs, along with the compliance certificate required under Section 4.3, such revisions or updates to such Schedule(s) as may be necessary or appropriate to update or correct such Schedule(s); provided that no such revisions or updates to any Schedule(s) shall be deemed to have amended, modified or superseded such Schedule(s) as originally attached hereto, or to have cured any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such

Schedule(s), unless and until Administrative Agent (acting at the direction of the Required Lenders) shall have Approved in writing such proposed revisions or updates to such Schedule(s).  Without limiting the generality of the foregoing or of Section 4.3, each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain accurate, complete and not misleading in all material respects at all times during the term of this Agreement, except for revisions or updates to any Schedule(s) Approved by Administrative Agent pursuant to the preceding sentence and such changes in the circumstances of Borrower that are expressly permitted under this Agreement.

Section 12.4  Confidentiality; Permitted Disclosures.

       (a) For as long as this Agreement is in effect and for twelve months thereafter, unless disclosure is authorized under Section 12.4(b) or (c),

        (i) Borrower will keep confidential the Loan Documents and the terms and conditions of the Loan extended to it by Lenders under this Agreement,

        (ii) Administrative Agent and Lenders will keep confidential all agreements, documents, certificates, reports, and other information delivered to it by Borrower under this Agreement.

       (b) Notwithstanding that Section 12.4(a) would otherwise require it to maintain such information in confidence, either party may disclose confidential information described in Section 12.4(a):

        (i) where the disclosure is required by Law but, to the extent practicable and if the disclosing party can lawfully do so, it first gives prompt written notice of the planned disclosure to the other party;

        (ii) if the information becomes known to the disclosing party through a source that is not subject to a confidentiality obligation with respect to that same information;

        (iii) in connection with any court or arbitration proceeding to enforce or interpret any of the Loan Documents;

        (iv) to its attorneys, accountants, engineers and other advisors and consultants if (A) the disclosure of the confidential information is reasonably necessary to facilitate their representation of Borrower and (B) prior to disclosure, the disclosing party makes the recipient aware of (and obtains, for the express benefit of the party to whom the confidentiality obligation is owed, the recipient’s agreement to comply with) the confidentiality obligations imposed by this Section 12.4.

       (c) In addition, and notwithstanding that Section 12.4(a) would otherwise require it to maintain such information in confidence, Administrative Agent and Lenders may disclose confidential information described in Section 12.4(a):

        (i) to create, perfect, maintain or continue any Lien in favor of Administrative Agent, for the ratable benefit of each Lender;

        (ii) in connection with the exercise of any right or remedy of Administrative Agent under the Loan Documents or under any Law, including the publication of notices related to any public or private foreclosure sale; or

        (iii) to potential lenders, participants, assignees and investment bankers and their respective attorneys, accountants, engineers and other advisors and consultants if (A) disclosure of the confidential information is reasonably necessary to facilitate their representation of the disclosing party and (B) prior to disclosure, the disclosing party makes the recipient aware of (and obtains, for the express benefit of the party to whom the confidentiality obligation is owed, the recipient’s agreement to comply with) the confidentiality obligations imposed by this Section 12.4.

       (d) Neither party will issue (or allow the issuance of) any press release or other public announcement relating to the Loan without the prior written consent of the other party; but each of them may each publish a customary “tombstone” announcement regarding the Loan.

       (e) This Section 12.4 supersedes any prior agreement between Administrative Agent, Lenders and Borrower or any of its Affiliates regarding the confidentiality of information described in Section 12.4(a)(ii).

Section 12.5  Form of Documents.  In all instances where this Agreement or any other Loan Document requires Borrower to (or to Cause another Person to) prepare, execute or deliver any document to Administrative Agent, the document will be in form and substance satisfactory to Administrative Agent, or if otherwise stated, in form and substance satisfactory to the Lenders (or Required Lenders, as applicable).

Section 12.6  Third-Party Beneficiaries.  Except for the benefits expressly transferred to a permitted assignee under Section 12.1, the benefits of this Agreement will not inure to any Person other than Borrower, Administrative Agent and Lenders.  None of the Loan Documents will be construed to create any rights, claims or causes of action against Administrative Agent or Lenders or any of their respective Related Parties by any Person other than Borrower, notwithstanding anything contained in any Loan Document or any course of dealing or course of conduct by any party or its representatives before or after signing this Agreement.

Section 12.7  Governing Law; Venue.

       (a) The Loan Documents (except to the extent any of the Security Documents are deemed to be performable in another jurisdiction) and the transactions contemplated by them are to be performed in the State of New York.  Except to the extent the Laws of another jurisdiction are mandatorily applicable, all of the Loan Documents and the transactions contemplated by them are to be governed by, interpreted and construed under and enforced pursuant to the Laws of the State of New York, regardless of that jurisdiction’s conflicts of laws provisions.

       (b) The parties agree that any proceeding arising from or related to the Loan Documents or the transactions contemplated by them will be brought exclusively in the State and Federal courts located in New York County, New York.  This choice of venue is intended by the parties to be (a) mandatory and not permissive in nature and (b) preclude any party from commencing or maintaining any proceeding against another party in any jurisdiction other than the State and Federal courts located in New York County, New York if that proceeding arises from or is related to the Loan Documents or the transactions contemplated by them.  Each party irrevocably waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding commenced or maintained in accordance with this Section 12.7(b).  Each party stipulates that the State and Federal courts located in New York County, New York shall have in personam jurisdiction and venue over each of them in connection with any proceeding arising out of or related to the Loan Documents or the transactions contemplated by them.  Any final judgment rendered against a party in any proceeding will be conclusive with respect to the subject matter of that final judgment and may be enforced in any jurisdiction in any manner provided by Law.

Section 12.8  Waiver of Jury Trial, Punitive Damages, Etc.  Borrower, Administrative Agent and Lenders each:

       (a) knowingly, voluntarily, intentionally and irrevocably waive, to the maximum extent not prohibited by Law, any right it may have to (i) a trial by jury in any connection with any litigation arising from or related to the Loan, the Loan Documents or any transaction contemplated by any of the Loan Documents, whether before or after the Maturity Date, or (ii) claim or recover in any such litigation any Special Damages;

       (b) represent and warrant to the other that the party making the representation is not relying on any representation, understanding or suggestion (whether express or implied) by the other party that the other party would not, in the event of litigation, seek to enforce the waivers in Section 12.8(a); and

       (c) acknowledge that its waivers, representations and warranties in this Section 12.8 constitute a material inducement to the other party to enter into the transactions contemplated by this Agreement and the other Loan Documents.

Section 12.9  Fees, Costs and Expenses.  Borrower will promptly (and, in any event, within 30 days after the presentation of any invoice by Administrative Agent) pay (a) all Related Costs, (b) all transfer, stamp, mortgage, documentary or other similar Taxes, assessments or charges levied by any Taxing Authority in connection with the Loan Documents or the transactions contemplated by them, (c) all reasonable costs and expenses incurred by or on behalf of Administrative Agent (including the reasonable fees, expenses and disbursements of its attorneys and consultants) in connection with (i) preparing the Loan Documents and any modifications to them, (ii) filing, recording and registering any Security Documents, (iii) making Advances, (iv) administering the Loan and monitoring Borrower’s compliance with the Loan Documents, (v) enforcing Administrative Agent’s rights and remedies under the Loan Documents, and (vi) investigating, prosecuting or defending any claim or alleged claim arising under or in connection with the Loan Documents and the transactions contemplated by them.

Section 12.10  Compliance with Usury Laws.

       (a) Administrative Agent, Lenders, Borrower and the other Obligors intend to comply with all applicable usury Laws, whether existing on the date of this Agreement or to be enacted in the future.  As such, and notwithstanding any provision of any Loan Document, no Loan Document will be construed to require the payment or permit the collection of interest in excess of the maximum amount permitted by Law.

       (b) If ever the performance of any provision of any Loan Document will resulting in the charging or collection of interest in excess of the maximum amount permitted by Law, then the obligation to be fulfilled will, ipso facto, be reduced to the allowable limit.  In addition, if Administrative Agent or Lenders ever receive under any Loan Document anything of value as interest or that is deemed to be interest under Law such the amount of interest received by Administrative Agent or Lender would exceed the Highest Lawful Rate, then (i) the amount that would otherwise constitute excessive interest will instead be applied by Administrative Agent as a prepayment of the principal outstanding under the Promissory Note or on account of any other Obligations, and (ii) if no such principal amount or Obligations exists, then Administrative Agent or such Lender will refund the excess amount to Borrower.

       (c) In determining whether or not the interest paid or payable under the Loan Documents exceeds the Highest Lawful Rate, Borrower, Administrative Agent and Lenders will, to the maximum extent permitted by Law, (i) characterize any non principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects of them, (iii) amortize, prorate, allocate and spread the total amount of interest actually paid throughout the full term of the indebtedness so that the actual rate of interest does not exceed the Highest Lawful Rate, and (iv) allocate interest between portions of the Obligations so that no portion will bear interest at a rate greater than that permitted by Law.

Section 12.11  Limited Power of Attorney.  Borrower grants to Administrative Agent a power of attorney for the purpose of executing on behalf of Borrower, whenever an Event of Default exists, documents related to the enforcement of Administrative Agent’s rights and remedies under the Loan Documents, including to the execution of any document to be filed with or approved by any Governmental Authority in connection with a foreclosure on any of the Collateral.  This power of attorney is a right coupled with an interest and will be irrevocable for as long as any of the Obligations remain outstanding.

Section 12.12  Severability.  If any provision of this Agreement is determined by the final, non-appealable judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable, it will not impair, invalidate or nullify the remainder of this Agreement.

Section 12.13  Defined Terms; Interpretation, Etc.

       (a) Defined Terms.  Capitalized terms used but not defined elsewhere in this Agreement are defined in Appendix A.

       (b) Exhibits and Schedules.  All exhibits, appendices and schedules attached to this Agreement are part of this Agreement for all purposes.

       (c) References to Documents.  Unless the context otherwise requires or unless this Agreement otherwise provides, references in this Agreement to a particular document also refer to and include all amendments and restatements of that document.  The previous sentence will not, however, be construed to authorize any amendment or restatement.

       (d) Exhibits and Schedules.  References in this Agreement to exhibits, appendices, schedules, articles, sections, subsections and other subdivisions refer to the exhibits, appendices, schedules, articles, sections, subsections and other subdivisions of this Agreement unless this Agreement provides otherwise.

       (e) Headings and Titles.  Headings and titles appearing throughout this Agreement are for convenience only, do not constitute any part of the provisions of this Agreement, and are to be disregarded when construing the terms and conditions of this Agreement.

       (f) Interpretation.  The words “this Agreement,” “herein” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless the context otherwise requires; “this section,” “this subsection” and similar phrases refer only to the sections or subsections of this Agreement in which those phrases occur; the word “or” is not exclusive; the word “including” (in its various forms) means “including without limitation;” and the word “will” has the same meaning and effect as “shall.”  In determining any time period, the word “from” means “from and including;” and the word “to” means “to and including.”  Pronouns in masculine, feminine and neuter genders include any other gender; words in the singular form include the plural and vice versa.  Unless the context requires otherwise, references to any Person include that Person’s successors and permitted assigns.

       (g) Joint Drafting.  Borrower acknowledges that it and its legal counsel have actively participated in the drafting and negotiation of the Loan Documents and, as such, each of the Loan Documents will be construed as having been jointly drafted by Borrower, Administrative Agent and Lenders.

       (h) Accounting Terms.  All accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Administrative Agent hereunder shall be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to Administrative Agent hereunder.  All calculations made for the purposes of determining compliance with this Agreement shall be made by application of GAAP applied on a basis consistent with those used in the preparation of the annual or quarterly financial statements furnished to Administrative Agent pursuant to Section 4.2 most recently delivered prior to or concurrently with such calculations (or, prior to the delivery of the first financial statements under Section 4.2, used in the preparation of the financial statements delivered to Administrative Agent prior to Closing).

Section 12.14  This Agreement Controls if Terms Conflict.  In the event of a conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement will control.

Section 12.15  Counterpart Execution.  This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument..  Delivery of an executed counterpart signature page of this Agreement by facsimile or electronic transmission is as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement.

Section 12.16  Acknowledgment of Exculpatory Provisions.  Borrower acknowledges that it (a) has had the benefit of independent legal counsel of its choosing in connection with the drafting and negotiation of the Loan Documents, (b) has consulted (or had ample opportunity to consult) with its legal counsel with respect to all of the Loan Documents prior to Closing, (c) has a duty to read—and has in fact read—each of the Loan Documents prior to executing them at Closing, (d) is fully informed and has notice of all of the terms and conditions of the Loan Documents.  Borrower further acknowledges that the Loan Documents obligate Borrower to assume liability for and indemnify Administrative Agent, Lenders and other Persons against certain liabilities—including, in some instances, liabilities that arise from the negligence of Administrative Agent, Lenders and/or those other Persons.  Borrower agrees that it will not contest the validity or enforceability of any exculpatory provision in this Agreement or the other Loan Documents on the basis that it had no notice or knowledge of the provision or that the provision is not “conspicuous.”

Section 12.17  Final Agreement; Amendment and Restatement.  Other than the Antler Bar Release, The Loan Documents and the exhibits, schedules and annexes attached to them constitute the final, entire agreement among the parties and supersede all prior or contemporaneous proposals, commitments, promises, agreements and understandings (in each instance, whether oral or written) between the parties with respect to the subject matter of this Agreement and the other Loan Documents, all of which are merged into and replaced by the Loan Documents. The Loan Documents cannot be contradicted by evidence of any prior, contemporaneous or subsequent oral agreement between the parties. There are no unwritten oral agreements between the parties,

This Agreement is an amendment and restatement of the Original Credit Agreement.  All obligations under the Original Credit Agreement and all Liens securing payment of obligations under the Original Credit Agreement shall in all respects be continuing and this Agreement shall not be deemed to evidence or result in a novation or repayment and re-borrowing of such obligations. This Agreement shall supersede the Original Credit Agreement.  From and after the Closing Date, this Agreement shall govern the terms of the obligations under the Original Credit Agreement.

• Signatures Begin on the Following Page •

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized undersigned officer effective as of the date first written above.

Borrower:

American Standard Energy, Corp., a Nevada corporation

By:
J. Steven Person, President

By:
Joshua Haislip, Secretary

Signature Page to Credit Agreement

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized undersigned representatives effective as of the date first written above.

Administrative Agent:

Cortland Capital Market Services LLC, a Delaware limited liability company

By:
Name:
Title:

Signature Page to Credit Agreement

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized undersigned representatives effective as of the date first written above.

Lenders:

Pentwater Equity Opportunities Master Fund Ltd., a Cayman Islands corporation

By:
Name:
Title:

PWCM Master Fund Ltd., a Cayman Islands corporation

By:
Name:
Title:

Signature Page to Credit Agreement

Appendix A

Definitions

“Acceptable Bank” means:

(a)           a financial institution that has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by Standard & Poor’s Rating Services, A or higher by Fitch Ratings Ltd., or A-2 or higher by Moody’s Investor Services Limited (an “’A’ Equivalent Rating”); or

(b)           any other financial institution Approved by Administrative Agent (acting at the reasonable direction of the Required Lenders).

“Action” is defined in Section 3.10.

“Advance” means an advance of funds under the Loan.

“AFE” means an authorization for expenditure representing an estimate of work to be performed for a specific drilling, completion or other operation.

“Affiliate” means as to any Person (a) any other Person who directly or indirectly controls, is under common control with, or is controlled by that Person; (b) any director or officer of that Person or of any Person referred to in clause (a); or (c) if any Person in clause (a) is an individual, any member of her immediate family (including parents, spouse and children), any trust whose principal beneficiary is the individual or one or more members of his immediate family, and any Person who is controlled by any such family member or trust.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of Equity Interests, by contract or otherwise); but any Subsidiary of Borrower is an Affiliate of Borrower.  For the avoidance of doubt and notwithstanding any characterization in any rule promulgated in accordance with GAAP or by any Governmental Authority, for purposes of the Loan Documents only, neither (x) MBL nor any of its Affiliates, nor (y) any member of the XOG Group (nor any of their respective Affiliates if the only connection to Borrower is through its affiliation with the XOG Group) will be deemed to be an Affiliate of Borrower.

“Agency Account” means, the account from time to time designated in writing by Administrative Agent as the account to which payments of principal and interest hereunder are to be made.  As of the Closing Date, the Agency Account shall be the following account of the Administrative Agent:

Bank Name:  BMO Harris Bank N.A.
Bank Address:  111 W Monroe, Chicago IL
ABA:  071-000-288
Account Number:  2209781

Appendix A-1

Account Name:  Cortland Capital Market Services LLC
Ref:  American Standard Energy

“Agent Fee Letter” as defined in Section 1.2.

“Agreement” means this Amended and Restated Credit Agreement and includes any amendment, modification, supplement or restatement.

“Antler Bar Release” means that letter agreement, dated June 30, 2013 between Lenders and Parent.

“Approval” and “Consent” mean, (a) with respect to any consent or approval sought by Borrower and given by Administrative Agent, the writings executed by Administrative Agent that (i) authorize Borrower to take the action for which the consent or approval is sought and (ii) set forth the conditions, if any, upon which the consent or approval is given by Administrative Agent, and (b) with respect to any consent or approval sought by Borrower and given by the Lenders, the writings executed by the Required Lenders that (i) authorize Borrower to take the action for which the consent or approval is sought and (ii) set forth the conditions, if any, upon which the consent or approval is given by the Required Lenders.  “Approve” and “Approved” shall have correlative meanings.

“Approved Marketing Contract” is defined in Section 3.42.

“Asset Sale” means sale by ASEN 2 of the Auld Shipman Property to Antler Bar.

“Assignment and Assumption” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 12.1 (with the consent of any party whose consent is required by Section 12.1).

“Auld Shipman Property” means those certain Oil and Gas Mineral Leases covering lands in the Auld Shipman Prospect located in each of La Salle County, Texas and Frio County, Texas, owned by ASEN 2.

“Authorized Officer” is defined in Section 4.3.

“Bankruptcy Code” means Title 11 of the United States Code as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“Basic Documents” includes all agreements necessary or convenient to the ownership and operation of the Properties, including all Leases; Operating Agreements; Hydrocarbon purchase, sales, exchange, processing, gathering, treatment, compression and transportation agreements; farm-out or farm-in agreements; pooling or unitization agreements; joint venture, exploration, limited or general partnership, dry hole, bottom hole, acreage contribution, purchase and acquisition agreements; area of mutual interest agreements; salt water disposal agreements; servicing contracts; and easements, surface leases, permits, licenses, rights-of-way, servitudes, or other similar interests; in each instance, to the extent it relates to the Properties or the Hydrocarbons produced from the Properties.

Appendix A-2

“Board” is defined in Section 3.29 of this Agreement.

“Borrower” is defined in the first paragraph of this Agreement.

“Borrower Sub-Account” is defined in Section 1.11(a).

“Business Day” means any day other than a day on which commercial banks are authorized or required to close in Chicago, Illinois.

“Capital Leases” means all leases that have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person that is liable (whether contingent or otherwise) for the payment of rent under those leases.

“Cash Equivalents” means at any time:

(a)           certificates of deposit, time deposits, Eurodollar time deposits or overnight bank deposits maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)           any investment in marketable debt obligations issued or guaranteed by the government of the United States of America (or any of its instrumentalities or agencies having an equivalent credit rating) maturing within one year after the relevant date of calculation and not convertible into or exchangeable for any other security;

(c)           commercial paper that is not convertible into or exchangeable for any other security and that (i) trades on a recognized market, (ii) matures within one year after the relevant date of calculation, and (iii) has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F-1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited (an “’A-1’ Equivalent Rating”), or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)           any investment in money market funds that (i) have an ‘A-1’ Equivalent Rating, (ii) invest substantially all of their assets in securities of the types described in paragraphs (a)–(c), and (iii) can be converted into cash on not more than 30 days’ notice.

“Cause” means, when any Person is obligated to cause another Person to take or refrain from taking any action, (a) that such Person in fact causes its Affiliates to take or refrain from taking the specified action, or (b) that such Person uses all commercially reasonable efforts to cause any non-Affiliate to take or refrain from taking the specified action, as applicable.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

Appendix A-3

“Change of Control” means the occurrence of any event pursuant to which:

(a)           any Person who is not an Affiliate (either alone or jointly with any other Person) acquires control of Borrower, or Borrower becomes a Subsidiary of any such Person, or any such Person or group of Persons acting in concert to gain direct or indirect control of Borrower succeeds in gaining direct or indirect control of Borrower, in a transaction not approved by the Continuing Directors or members, as applicable; for purposes of this definition, control means:

(i)           the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)           cast, or control the casting of, more than thirty-five percent (35%) of the maximum number of votes that might be cast at a general meeting of Borrower, as applicable; or

(B)           appoint or remove all, or the majority, of the directors or other equivalent officers of Borrower; or

(C)           give directions with respect to the operating and financial policies of Borrower with which the directors or other equivalent officers of Borrower are obliged to comply.

(ii)           the holding beneficially of more than thirty-five percent (35%) of the issued share capital of; and

(iii)           “acting in concert” means, a group of Persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition of shares directly or indirectly in Borrower by any of them, either directly or indirectly, to obtain or consolidate control of Borrower;

(b)           J. Steven Person ceases to be materially involved in the management of the Borrower and the development of the Properties or either resign or are removed as Chief Executive Officer of Borrower and a replacement reasonably acceptable to the Administrative Agent is not identified to Administrative Agent within ninety (90) days of such removal or resignation and is not employed by Borrower within an additional thirty (30) days after such identification.

“Charter Documents” means, as applicable for any Person that is not an individual, the articles or certificate of incorporation or formation, company agreement, certificate of limited partnership, regulations, bylaws, partnership or limited partnership agreement, and all similar documents related to the formation and governance of that Person, together with all amendments to any of those documents.

“Claims” is defined in Section 7.4.

Appendix A-4

“Closing” is defined in Section 8.1.

“Closing Date” is defined in Section 8.1.

“Collateral” means (a) the Pledged Interests and (b) all of the Properties.

“Continuing Directors” means (a) any member of the board of directors who was a director (or comparable manager) of Borrower or Parent on the Closing Date, and (b) any individual who becomes a member of the board of directors after the Closing Date if such individual was recommended, appointed or nominated for election to the board of directors by a majority of the continuing directors, but excluding any such individual originally proposed for election in opposition to the board of directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower or Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

 “COPAS” means the Accounting Procedures for Joint Operations Recommended by the Council of Petroleum Accountants Societies, then in effect, with respect to onshore or offshore operations, as applicable, and as applied to properties located in the same geographical area as the Leases.

“Crude Oil” means all crude oil, condensate and other liquid hydrocarbon substances.

“Curative Equity” is defined in Section 5.20(d).

“Current Assets” means on any date of determination, the consolidated current assets that would, in accordance with GAAP, be classified as of that date as current assets, including any amounts under the Loan which are committed hereunder, but not yet funded by Lenders, less any non-cash amount required to be included in current assets as the result of the application of GAAP, including non-cash commodity and interest rate hedges assets and liabilities.

“Current Liabilities” means, on any date of determination, the consolidated obligations that would, in accordance with GAAP, be classified as of that date as current liabilities, excluding (a) non-cash obligations under GAAP including non-cash commodity and interest rate hedges assets and liabilities, and (b) the current portion of long-term Debt (including the long-term Debt arising under this Agreement).

“Current Ratio” means, as of any date, the ratio of (i) Borrower’s Current Assets to (ii) Borrower’s Current Liabilities on that date.

“Debt” means, for any Person, the sum of all of the following (without duplication):

(a)           obligations for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments;

(b)           obligations (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments;

Appendix A-5

(c)           obligations to pay for goods or services and other accounts payable, including all accrued expenses, liabilities or other obligations to pay the deferred purchase price of goods or services;

(d)           Capital Lease obligations that are required to be recorded as a balance sheet liability under GAAP;

(e)           Synthetic Lease obligations;

(f)           obligations or undertakings to maintain (or cause another Person to maintain) the financial position or covenants of another Person or to purchase the Debt or property of another Person;

(g)           obligations to deliver any commodities, goods, or services in consideration of one or more advance payments except for Natural Gas balancing arrangements in the ordinary course of business;

(h)           Disqualified Capital Stock;

(i)           the undischarged balance of any production payment created by that Person or pursuant to which that Person received any direct or indirect payment;

(j)           other obligations (including obligations of another Person) for which that Person is or becomes directly or indirectly liable or that are or become secured by any of the Collateral, even if that obligation is not considered to be a liability of that Person under GAAP.

“Debt Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (i) Borrower’s Debt to (ii) Borrower’s EBITDA for the four (4) most recent fiscal quarters occurring in whole or in part after Closing; provided that (x) for the first fiscal quarter after the Closing Date, the Debt Coverage Ratio will be calculated using Borrowers’ EBITDA for that first fiscal quarter multiplied by four; (y) for the second fiscal quarter after the Closing Date, the Debt Coverage Ratio will be calculated using Borrowers’ aggregate EBITDA for those first two fiscal quarters multiplied by two; and (z) for the third fiscal quarter after the Closing Date, the Debt Coverage Ratio will be calculated using Borrowers’ aggregate EBITDA for those first three fiscal quarters multiplied by one and one-third (1.33).

“Debtor Relief Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, insolvency, rearrangement, moratorium, reorganization, fraudulent transfer or conveyance or similar debtor relief laws affecting the rights of creditors generally from time to time in effect.

“Default” means the occurrence of any event which, with the passing of time or the giving of notice or both, will become an Event of Default.

“Default Rate” is defined in Section 1.8(a).

Appendix A-6

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loan it is required to fund under this Agreement within one Business Day of the date such funding is required, (b) has otherwise failed or notified Borrower or Administrative Agent in writing or has made a public statement to the effect that it does not intend or expect to pay over to Administrative Agent or any other Lender any other amount required to be paid by it under this Agreement or any other Loan Document within one Business Day of the date when due, or (c) has become insolvent or become the subject of a bankruptcy or insolvency proceeding under any Debtor Relief Law.

“Defensible Title” means, with respect to each Property, title that:

(a)           entitles the owner to receive (free and clear of all royalties, overriding royalties and net profits interests or other burdens on or measured by the production of Hydrocarbons, without regard to whether such interest appears of record) not less than the Net Revenue Interest set forth on Exhibit A (or in such other certificate or writing provided to Administrative Agent representing the interests in the Properties, including any Mortgage) in all Hydrocarbons produced, saved and marketed from the Property for the productive life of the Property, free and clear of all Liens except (i) the Permitted Encumbrances, and (ii) Liens in favor of Administrative Agent to secure the Obligations; and

(b)           obligates the owner to bear costs and expenses relating to the maintenance, development and operation of such Property in an amount not greater than the Working Interest set forth on Exhibit A for the productive life of such Property.

“Deposit Account Control Agreement” means Deposit Account Control Agreement(s) among Borrower, Administrative Agent and the depository bank(s) in form and substance reasonably acceptable to Administrative Agent.

“Development Plan” means the comprehensive plan or plans in effect from time to time with respect to the development of the Properties and any other expenditures that have been Approved by Administrative Agent.  A Development Plan shall provide for, among other things, the location, timing and estimated costs of Wells to be drilled or recompleted as well as names of key personnel known to Borrower to be required to undertake those operations and their associated responsibilities.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (a) requires the issuer to make any payments to the holder, (b) is redeemable for cash or other consideration, or (c) is convertible or exchangeable into any other instrument except other Equity Interests that are not also Disqualified Capital Stock, prior to the first anniversary of the Maturity Date.

“EBITDA” means for Borrower for any period, the consolidated (a) net income, in accordance with GAAP for such period plus (b) to the extent deducted in determining net income

Appendix A-7

for such period, interest expense, income Taxes, non-cash stock-based compensation expense and non-cash depreciation and amortization expense for such period, minus (c) non-cash mark-to-market unrealized income and plus (d) non-cash mark-to-market unrealized expense added to net income for such period.  EBITDA shall be calculated without including non-cash market-to-market adjustments arising from the application of FASB Statement 133 or FASB Statement 143 (or any successor GAAP which serves to amend, supplement or replace FASB Statements 133 and 143).

“Employee Plan” means an employee pension benefit plan covered by Title IV of ERISA.

“EHS Regulations” means all applicable federal, state or local Laws with respect to any environmental, pollution, toxic or hazardous waste or health and safety law, including those promulgated by the United States Environmental Protection Agency, the Federal Energy Regulatory Commission, the Department of Energy, the Occupational Safety and Health Administration, the Department of the Interior, or any other Governmental Authority, or any of their predecessor or successor agencies.

“Engineers” means an independent reservoir petroleum engineering firm selected by Borrower and Approved by Administrative Agent, such approval not to be unreasonably withheld or delayed.

“Environmental Laws” shall mean any and all Laws and EHS Regulations pertaining to health or the environment in effect in any and all jurisdictions in which Borrower is conducting or at any time has conducted business, or where any Property is located, including, the OPA, CERCLA, RCRA, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws.  The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; but (a) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state in which any Property is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste” or “disposal” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply to those issues covered by the applicable state laws.

“Equipment” has the meaning given to it in the UCC and includes all surface or subsurface machinery, goods, equipment, fixtures, facilities, supplies or other personal or moveable property of any kind (excluding property rented by Borrower or taken to the premises for temporary uses) now owned or later acquired by Borrower that are at any time located on or under any of the lands attributable to the Properties and that are used in connection with the production, gathering, treatment, processing, storage or transportation of Hydrocarbons and whether or not attributable to the Properties, including (a) all Wells, casing, tubing, tubular

Appendix A-8

goods, rods, pumping units and engines, Christmas trees, platforms, derricks, separators, compressors, gun barrels, flow lines, water injection lines, tanks, gas systems (for gathering, treating and compression), pipelines (including gathering lines, laterals and trunklines), chemicals, solutions, water systems (for treating, disposal and injection), power plants, poles, lines, transformers, starters and controllers, machine shops, tools, storage yards and equipment stored therein, telegraph, telephone and other communication systems, loading docks, loading racks, shipping facilities, platforms, well equipment, wellhead valves, meters, motors, pumps, tankage, regulators, furniture, fixtures, automotive equipment, forklifts, storage and handling equipment, (b) all accessions, additions, attachments, replacements, accessories and parts, (c) all manuals, blueprints, documentation, warranties and other similar rights against suppliers, manufacturers and other Persons, and (d) to the extent not prohibited by written agreement between Borrower and any other Person, all seismic data, geological data and geophysical data and all analyses and interpretations of any of them.

“Equity Equivalents” means any rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights issued by a Person that are exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests of that Person, even if the right to exercise, convert or exchange is conditioned upon the passage of time or the occurrence of some future event.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any Equity Equivalents of that Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and related rules and regulations.

“Event of Default” is defined in Section 9.1.

“Exchange Agreement” means that certain Exchange Agreement dated as of the date hereof by and among Parent and Saber Oil, LLC, a Delaware limited liability company.

 “Excluded Taxes” means, with respect to Administrative Agent or any Lender: (a)  income, branch profits or franchise Taxes imposed on (or measured by) net income and any similar Tax imposed on it in lieu of net income, net worth Taxes, capital Taxes, Taxes on Loans or liabilities or any similar Taxes, in each case by any jurisdiction, or as a result of a present or former connection between such Borrower and the jurisdiction imposing such Tax or any political subdivision or taxing authority thereof (other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received any payment under, or enforced, this Agreement or any other Loan Document), (b) any U.S. Federal withholding Taxes resulting from any law in effect on the date such Lender or Administrative Agent becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender or Administrative Agent’s failure to comply with Section 1.17(d), except to the extent that such Lender or Administrative agent (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the

Appendix A-9

Borrower with respect to such withholding Taxes pursuant to Section 1.17(d), (c) any Taxes payable under FATCA, and (d) all related interest, penalties, fines and additions to tax now or hereafter imposed under clauses (a) and (b).

“Facility Termination Date” means the earliest of (i) the Maturity Date, (ii) the date on which all of Obligations under the Loan Documents are Indefeasibly paid in full in cash (other than indemnity obligations and similar obligations that survive the termination of this Agreement), or (iii) the date on which Administrative Agent notifies Borrower of the acceleration of Obligations under this Agreement following an Event of Default.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, as of the date of this Agreement and any regulations or official interpretations thereof.

“Financial Accounting Standards Board” or “FASB” means the board by this name (or its successor) recognized by the United States Securities and Exchange Commission.

“First Reserve Report Date” means December 31, 2014.

“G&A Budget” is defined in Section 4.16.

“G&A Expenses” means the actual general and administrative expenses of Borrower (or of Parent if attributable directly to Borrower) including capitalized general and administrative expenses, calculated in accordance with GAAP, (excluding all non-cash charges and performance-based compensation pursuant to a plan Approved by Administrative Agent).

“GAAP” means generally accepted accounting principles recognized as such by the FASB consistently applied and maintained throughout the period indicated and consistent with all Laws, except for changes mandated by the FASB or any similar accounting authority of comparable standing.  If a change in any accounting principle or practice is required by FASB in order for that principle or practice to continue as a generally accepted principle or practice, all financial reports or statements required under this Agreement may be prepared in accordance with that change, but all calculations and determinations to be made under this Agreement may be made in accordance with that change only if Borrower and Administrative Agent agree to do so.  Accounting terms used but not defined in this Agreement have the meanings given to them by GAAP.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local or tribal, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers, jurisdiction or functions of or pertaining to government over Borrower or any other Obligor, the Properties, Administrative Agent, Lenders or any of their respective Affiliates.

“Guaranty” means an unconditional guaranty from Parent in favor of Administrative Agent and substantially in the form of Exhibit J.

Appendix A-10

“Hazardous Materials” means and include (i) all elements or compounds that are contained in the list of hazardous substances adopted by the United States Environmental Protection Agency and the list of toxic pollutants designated by the United States Congress or the Environmental Protection Agency or under any Hazardous Substance Laws (as hereinafter defined), and (ii) any “hazardous waste,” “hazardous substance,” “toxic substance,” “regulated substance,” “pollutant” or “contaminant” as defined under any Hazardous Substance Laws.

“Hazardous Substance Laws” means CERCLA, RCRA, the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Hazardous Liquid Pipeline Safety Act of 1979, as amended, 40 U.S.C. 2001 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. 136 et seq., the Federal Clean Air Act, 42 U.S.C. 7401 et seq., any so called federal, state or local “superfund” or “super lien” statute, and any other applicable federal, state or local law, rule, regulation or ordinance related to the remediation, clean up or reporting of environmental pollution or contamination or imposing liability (including strict liability) or standards of conduct concerning any Hazardous Materials.

“Hedging Agreement” means:

(a)           all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index options, swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions (including any option to enter into any of the foregoing), whether or not the transaction is governed by a Master Agreement (as defined in paragraph (b)); and

(b)           all transactions and related confirmations that are governed by or are subject to the terms and conditions of any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement (each, with its schedules, being a “Master Agreement”).

“Highest Lawful Rate” means the maximum non-usurious interest rate, if any, that any Lender is allowed by any current or future Law to contract for, take, reserve, charge or receive in respect of the Obligations.

“Hydrocarbons” means all Crude Oil and Natural Gas.

“Implementation Documents” is defined in Section 7.1(a)

“Indefeasibly” means, with respect to the repayment of Borrower’s monetary Obligations, receipt by Administrative Agent of immediately available funds equal to the total monetary Obligations then outstanding, without prejudice to any right that Administrative Agent or any Lender may at any time have to seek to reassert or reinstate any Lien following the defeasance, disgorgement or forfeiture of any amount received by Administrative Agent or any Lender in respect of the Obligations.

Appendix A-11

“Indemnified Party” is defined in Section 7.4(a).

“Indemnitee” is defined in Section 7.4.

“Interest Coverage Ratio” means, as of any date, the ratio of (a) Borrower’s EBITDA for the period which is the lesser of (i) the actual number of fiscal quarters which has or have elapsed since the Closing Date and (ii) the four (4) most recent fiscal quarters to (b) Borrower’s aggregate interest expense for all Debt (including Debt under this Agreement) for the same period.

“Investment” means, with respect to any Person: (a) the acquisition of (or agreement to acquire) any Equity Interests in another Person (including any “short sale” or sale of any securities when those securities are not owned by the Person entering into the short sale); (b) the making of any deposit with another Person (but excluding amounts collected by Administrative Agent pursuant to this Agreement); (c) the making of any advance, loan or other extension of credit to another Person (including the purchase of property from that other Person with an understanding or agreement, contingent or otherwise, to resell the property to that Person but excluding any advance, loan or extension of credit with a term not exceeding 90 days and arising in connection with the sale of Hydrocarbons, inventory or supplies in the ordinary course of business); or (d) agreeing to guaranty, provide collateral or incur any other contingent obligation in respect of a Debt of another Person.

“Knowledge” means the actual knowledge of J. Steven Person and any other senior executive officer of Borrower, any officer in the management of Borrower or any other senior officer of Borrower, with a duty of due inquiry to those Persons within Borrower’s organization and among Borrower’s consultants and contractors who are best situated to have information bearing on the statement made.

“Law” means any current or future law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement enacted, promulgated, adopted or imposed by any Governmental Authority.

“Lease” or “Leases” means, whether one or more, (i) the oil and gas leases, mineral estates and other mineral rights and interests described on Exhibit A, and any other interests in the Leases or any other lease of real property, whether now owned or later acquired, and (ii) all other oil, gas and/or mineral leases or other interests pertaining to the Properties, whether now owned or later acquired, and that are at any time made subject to a Lien in favor of Administrative Agent, together with all extensions, renewals, replacements, corrections, modifications, elections or amendments to any of them.

Appendix A-12

“Lenders” means the Persons listed on Appendix B, any Person that shall have become a party hereto pursuant to Section 12.1, other than any such Person that ceases to be a party hereto pursuant to Section 12.1.

“Lien” means any interest in real or personal property to secure an obligation owed to, or a claim by, a Person other than the owner of the property, whether that interest is based on the common law, statute or contract, and whether that obligation or claim is fixed or contingent, including (a) a lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt, or a lease, consignment or bailment for security purposes, (b) production payments and the like payable out of Hydrocarbons produced from any oil and gas properties, and (c) easements, servitudes, restrictions, permits, conditions, covenants, exceptions or reservations. For purposes of this Agreement, Borrower shall be deemed to be the owner (to the extent of its interest therein) of any real or personal property that it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan” means the Term Loan A and the Term Loan B, each as applicable.

“Loan Documents” means this Agreement, the Omnibus Amendment, the Agent Fee Letter, the Promissory Note, the Security Documents, the Guaranty, the Warrants and all other agreements, certificates, documents, instruments and writings delivered at any time under or in connection any of those documents (but excluding all term sheets, commitment letters, correspondence and similar documents used in the negotiation of the Loan facility except to the extent those documents contain information about Borrower or its Affiliates, properties, business or prospects).

“Material Adverse Effect” means any event or circumstance:

(a)           that has a materially adverse effect on:

(i)           the business, assets, liabilities or condition (financial or otherwise) of Borrower; or

(ii)           the ability of Borrower to pay and perform its obligations as required under the Loan Documents; or

(b)           that could reasonably be expected to result in any Security Document not providing to Administrative Agent the Liens and/or security interests in the assets expressed to be secured under that Security Document.

“Material Changes” is defined in Section 11.19.

“Maturity Date” means December 31, 2014.

Appendix A-13

“Maximum Commitment” means the sum of the Term Loan A Maximum Commitment and the Term Loan B Maximum Commitment.

“MBL” is defined in the first paragraph of this Agreement.

“Monthly Reporting Package” is defined in Section 4.1.

“Mortgage” means a mortgage, deed of trust, assignment of production, security agreement and financing statement substantially in the form of Exhibit I and granting a first and prior Lien in a Property to Administrative Agent subject only to the Permitted Encumbrances.

“Natural Gas” means all natural gas, and any natural gas liquids and all products recovered in the processing of natural gas (other than condensate) including natural gasoline, casinghead gas, iso butane, normal butane, propane and ethane (including such methane allowable in commercial ethane) produced from or attributable to the Properties.

“Net Revenue Interest” means, with respect to any Property, the decimal or percentage share of Hydrocarbons produced and saved from or allocable to that Property, after deduction of Royalty Interests and other burdens on or paid out of such production.

“NYMEX” means the New York Mercantile Exchange.

“Obligations” include all loans and advances (including the Loan), debts, liabilities, obligations, covenants, duties and amounts owing or to be owing by Borrower or any other Obligor to Administrative Agent, Lenders or their respective Affiliates, of any kind or nature, present or future, whether or not evidenced by any note, guaranty, letter of credit or other instrument, arising directly or indirectly, under the Loan Documents, and all renewals, extensions and/or rearrangements of any of the foregoing.  The term “Obligations” also includes all interest, reasonable and documented charges, expenses, fees of attorneys and consultants and other sums payable by Borrower, or any other Obligor under the Loan Documents and all Related Costs.  But, for purposes of the definition of “Obligations” only, Loan Documents do not include the Warrants.  Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not secure any Hedge Agreement.

“Obligor” means Borrower and any other Person who is or becomes an obligor with respect to any portion of the Obligations.

"Omnibus Amendment" means the Omnibus Amendment entered into by Borrower, Administrative Agent and the other parties signatory thereto dated of even date herewith.

“OPA” means the Oil Pollution Act of 1990, as amended.

“Operating Agreement” means (a) any joint operating agreements covering or relating to any one or more of the Properties and set forth on Schedule 3.34, (b) any other joint operating agreement covering or relating to any one or more of the Properties executed or adopted by Borrower with Administrative Agent’s Consent after the date of this Agreement, and (c) any

Appendix A-14

joint operating agreements covering or relating to any Properties acquired by Borrower after the date of  this Agreement and which exist before Borrower’s acquisition of the Property.

“Operator” means, with respect to the Properties, Borrower and any other operators, including contract operators, of the Properties, in each case Approved by Administrative Agent but such Approval is required only for those Properties where Borrower or any of its Affiliates is the operator or has the legal right to control the selection of the operator..  The Operators of each of the Properties as of the date of this Agreement are identified on Schedule 3.34.

“Other Taxes” is defined in Section 1.17(b).

“Parent” means American Standard Energy Corp., a Delaware corporation.

“Payment Account” means the account from time to time designated by Administrative Agent as the account to which all payments due Administrative Agent hereunder shall be made, and which account may be an account maintained by Agent, or at Agent's request, an account in the name of Borrower subject to the exclusive dominion and control of Administrative Agent pursuant to a Deposit Account Control Agreement.

“Percentage Share” means, with respect to any Lender, the percentage of the total commitments represented by such Lender’s commitment as such percentage is set forth on Appendix B, as modified from time to time to reflect assignments permitted by Section 12.1.

“Permit” means any permit, license, approval and similar authorization given by or required from any Governmental Authority or other Person.

“Permitted Encumbrances” means (a) Liens for property Taxes and assessments or governmental charges or levies that are either not yet due or, if past due, are being contested in good faith by appropriate action promptly initiated and diligently conducted and for which adequate reserves are maintained in accordance with GAAP; (b) Liens on cash and Cash Equivalents securing the performance of bids, tenders, trade or government contracts, leases (other than Capital Leases) or licenses or to secure statutory obligations, surety, performance or appeal bonds, letters of credit or other similar Liens incurred in the ordinary course of business and not in connection with the borrowing of money or the acquisition of property other than oil and gas properties or as permitted by clause (e) herein; (c) Liens arising as a matter of Law (other than a Lien imposed by ERISA) in the ordinary course of business or incidental to the ownership of Properties (including Liens under worker’s compensation, social security, unemployment insurance and other similar Laws, Liens in favor of carriers, mechanics, builders, suppliers, materialmen, repairmen, vendors, warehousemen, architects, attorneys, and Liens arising under an Operating Agreement in favor of operators and non-operators) to secure for sums that are either not yet due or, if past due, are being contested in good faith by appropriate action promptly initiated and diligently conducted and for which adequate reserves are maintained in accordance with GAAP; (d) survey exceptions, encroachments, easements, reservations, rights of others for rights-of-way, servitudes, utilities and other similar purposes, zoning or other restrictions as to the use of real properties, and other issues relating to the

Appendix A-15

merchantability of title or any statement of fact that an accurate survey would disclose that could not reasonably be expected to have a Material Adverse Effect; (e) purchase money Liens against specific Equipment securing Debt expressly authorized by this Agreement or incurred with the Consent of Administrative Agent; (f) judgment and attachment liens not giving rise to an Event of Default (g) Liens arising under any Lease to secure the payment of royalties due under that agreement or related to the right of a Royalty Interest owner to take in kind; (h) Liens arising in favor of Administrative Agent under any Loan Document; and (i) liens granted with the Consent of Administrative Agent.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or other similar organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Personal Property” means all personal property of every kind, whether now owned or later acquired, including all goods (including Equipment), documents, accounts, chattel paper (whether tangible or electronic), money, deposit accounts, letters of credit and letter-of-credit rights (without regard to whether the letter of credit is evidenced by a writing), documents, securities and all other investment property, supporting obligations, any other contract rights (including all rights in transportation agreements, processing agreements, delivery agreements and seismic agreements) or rights to the payment of money, insurance claims and proceeds, all general intangibles (including all payment intangibles and rights to seismic and other geophysical data) and all permits, licenses, books and records.

“PIK Interest” means the Term Loan A PIK Interest or Term Loan B PIK Interest, as applicable.

“Pledge Agreement” means a pledge agreement substantially in the form of Exhibit K pursuant to which Pledgors, whether one or more, grant to Administrative Agent, for the ratable benefit of Lenders, a first-priority security interest in 100% of the Equity Interests in Borrower.

“Pledged Interests” is defined in Section 2.6.

“Pledgor” means any Person that executes a Pledge Agreement.

“Post-Closing Governmental Consents” is defined in Section 3.4(d).

 “Production Volumes” means, with respect to any or all of the Properties, the product of Borrower’s Net Revenue Interest multiplied by the gross volume of Hydrocarbons produced and saved from those Properties.

“Promissory Note(s)” means Term Loan A Note and the Term Loan B Note, each as executed by Borrower and payable to each Lender in an amount equal to such Lender's portion of the Term Loan A Commitment Percentage and Term Loan B Commitment Percentage, respectively, (including its successors its permitted assignees), together with all renewals, extensions, increases and rearrangements.

Appendix A-16

“Property” or “Properties” means all real property and Personal Property of Borrower, including the Leases and Wells described on Exhibit A.  For the purposes of this Agreement, Borrower will be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Proved Developed Non-Producing Present Value” or “PDNP Present Value” means the present value (discounted at ten percent (10%)) of future net revenues attributable to all PDNP Reserves from the Properties calculated based on a Reserve Report.

“Proved Developed Producing Present Value” or “PDP Present Value” means the present value (discounted at ten percent (10%)) of future net revenues attributable to all PDP Reserves from the Properties calculated based on a Reserve Report.  A percentage (as determined by Administrative Agent in its sole and absolute discretion) of the PDNP Present Value for drilled Wells that have not yet been connected to enable sales will be added to PDP Present Value.

“Proved Reserves” has the meaning given to that term in the definitions promulgated by the Society of Petroleum Evaluation Engineers and the World Petroleum Congress (the “SPE/WPC Definitions”) in effect from time to time; “Proved Developed Producing Reserves” or “PDP Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the SPE/WPC Definitions; “Proved Developed Non Producing Reserves” or “PDNP Reserves” means Proved Reserves which are categorized as both “Developed” and “Non Producing” in the SPE/WPC Definitions; and “Proved Undeveloped Reserves” or “PUD Reserves” means Proved Reserves which are categorized as “Undeveloped” in the SPE/WPC Definitions.

“Proved Undeveloped Present Value” or “PUD Present Value” means the present value (discounted at ten percent (10%)) of future net revenues attributable to all PUD Reserves from the Properties calculated based on a Reserve Report.

“Prudent Operator” means, with respect to the Operator, a reasonable, prudent operator experienced in the exploration and production of Hydrocarbons and who is, at the time of any specific determination, situated similarly to Borrower or Operator, as applicable, in all material respects, and with respect to Borrower where it is not the Operator of the Property at issue, a reasonably prudent owner of a working interest using commercially reasonable judgment who is, at the time, situated similarly to Borrower in all material respects.

“Purchase Agreement” means that certain Asset Purchase Agreement, dated September 11, 2012, by and among the Note Purchaser, Antler Bar and ASEN 2, pursuant to which ASEN 2 sold to Antler Bar the Auld Shipman Property.

“Purchasers” means all Persons, including those parties listed on Exhibit D or otherwise Approved by Administrative Agent (such approval or disapproval not to be unreasonably delayed), who purchase Hydrocarbons attributable or allocable to Borrower’s Net Revenue Interest in the Properties.

Appendix A-17

“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended.

“Refinanced Debt” is defined in Section 6.1(l).

“Related Costs” means the reasonable and documented fees and out-of-pocket expenses of counsel for Administrative Agent, Lenders and consultants for Administrative Agent and Lenders and such other reasonable and documented out of pocket, third-party expenses incurred by Administrative Agent and Lenders in connection with the due diligence, negotiation and preparation of documents relating to the Loan and execution, delivery and filing and/or recording of the Loan Documents together with any amendments, supplements or modifications thereto or administration or enforcement thereof.

“Related Parties” means, with respect to any Person, each of its Affiliates and their respective directors, officers, employees, agents and advisors (including attorneys, accountants and other consultants and advisors) of that Person and its Affiliates.

“Release” means Hazardous Materials that are pumped, spilled, leaked, disposed of, emptied, discharged or otherwise released into the environment in violation of any Law.

“Remedial Work” is defined in Section 5.3.

“Reported Month” is defined in Section 4.1.

“Reported Quarter” is defined in Section 4.2(a).

“Required Lenders” means, when determined, Lenders holding at least a majority of the Total Committed Obligations; provided that the holdings of any Defaulting Lender shall be excluded in the determination of Required Lenders for purposes of this definition.

“Reserve Report” is defined in Section 4.5.

“Royalty Interest” means (a) an expense-free interest in any Property retained by a mineral lessor in a Lease, (b) an overriding royalty in any Property reserved by or conveyed to a Person, or (c) any other expense-free right to receive production or revenues from any Property.

“Security Agreements” means collectively, the Security Agreements, the Pledge Agreement(s) and any other security agreement substantially in the form of Exhibit E and pursuant to which any Person, as debtor, grants to Administrative Agent, as secured party, a first-priority security interest in the collateral described in that agreement.

“Security Documents” means this Agreement, the Mortgages, the Security Agreements, the Subordination Agreements, the Deposit Account Control Agreements and any other agreement pursuant to which any Person grants to Administrative Agent a Lien in, on or over any collateral to secure the Obligations, but “Security Documents” shall not include the Warrants.

Appendix A-18

“Solvent” means, as to any Person on any date, the fair saleable value of that Person’s assets exceed the total amount of its liabilities (including income Tax liabilities) as they become absolute and matured.

“Special Damages” means any and all damages in the nature of special, consequential, indirect, exemplary or punitive damages (regardless of their name or description), but it does not include any payments or funds that any Person has expressly promised to pay or deliver to any other Person.

“Specified Financial Covenant” is defined in Section 5.20(d).

“Subordination Agreement” means a subordination agreement substantially in the form of Exhibit F.

“Subsidiary” means, with respect to any Person that is not a natural person, each other Person (i) in which that Person owns, directly or indirectly, at least 50% of the Equity Interests having ordinary voting power for the election of directors, members or general partners or (ii)that is required by GAAP to be included in a consolidated financial statement of that Person.

“Supporting Documentation” means a package containing data that is available to Borrower sufficient to support the cost estimate and the justification for the proposed Development Plan project, including but not limited to: (a) detailed work procedure, (b) before and after wellbore schematic, (c) detailed cost estimate plus bids on major items and other backup as appropriate, (d) reservoir structure and isopach maps, (e) log sections, core data, and directional survey for any well being worked on plus key offset wells, (f) notes showing Borrower’s or Engineer’s reserves calculation, if available, and (g) economic forecast.

 “Synthetic Leases” means, in respect of any Person, all leases that have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent under those leases, and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income Taxes, if the lessee is obligated upon expiration or early termination of the lease to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the property subject to the operating lease.

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all similar liabilities, plus all related interest, penalties, fines and additions to tax, now or hereafter imposed by any federal, state, local or foreign government or other taxing authority.

“Term Loan A” is defined in Section 1.1(a).

“Term Loan A Commitment Percentage” of any Lender shall mean the applicable percentage set forth opposite such Lender’s name on Appendix B as to Term Loan A, and, as the same may be adjusted upon any assignment by a Lender pursuant to Section 12.1.

“Term Loan A Note” is defined in Section 1.1(a).

Appendix A-19

“Term Loan B” is defined in Section 1.1(b).

“Term Loan B Commitment Percentage” of any Lender shall mean the applicable percentage set forth opposite such Lender’s name on Appendix B as to Term Loan B, and, as the same may be adjusted upon any assignment by a Lender pursuant to Section 12.1.

“Term Loan B Note” is defined in Section 1.1(b).

“Taxing Authorities” means any Governmental Authority that has the power to impose Taxes upon Borrower or any of the Collateral.

“Total Committed Obligations” means, as of any date, the total monetary Obligations owing to Administrative Agent and Lenders under this Agreement.

“UCC” means the Uniform Commercial Code presently in effect in the State of New York or other applicable jurisdiction.

“USA PATRIOT Act” means the Uniting and Strengthening America by Producing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, Pub. L. 707-56, as amended, and regulations promulgated under that act as in effect from time to time.

“USD” or “$” or “Dollars” shall mean currency of the United States of America.

“Warrants” mean that certain Warrant dated as of the date hereof issued to Lender(s) granting Lender(s) (or its designee) the right to acquire Equity Interest in the Parent in form and substance satisfactory to Lender(s).

“Well” means any existing or future oil or gas well, salt water disposal well, injection well, water supply well or any other well located on or related to the Properties, and any facility or equipment in addition to or replacement of any well.

“Working Interest” means the property interest which entitles its owner to explore and develop certain land for oil and gas production purposes, whether under an oil and gas lease or unit, a compulsory pooling order or otherwise.

“XOG Group” means any one or more of the following Persons:  XOG Operating, LLC, Geronimo Holding Corporation, CLW South Texas 2008 LP.

Appendix A-20

Appendix B

Lenders

LENDERS, LENDERS’ COMMITMENT PERCENTAGES AND MAXIMUM COMMITMENTS

Lender	Term Loan A Commitment Percentage and Commitment Amount	Term Loan B Commitment Percentage and Commitment Amount
Pentwater Equity Opportunities Master Fund LTD., a Cayman Islands corporation	0 $0	45% $11,753,712.95
PWCM Master Fund LTD	100% $20,230,637.88	55% $14,365,649.17
Total Commitment Amounts:	$20,230,637.88	$26,119,362.12

ADMINISTRATIVE AGENT INITIAL WIRE INSTRUCTIONS

Administrative Agent’s Office	Agent’s Wire Instructions
Cortland Capital Market Services LLC	BMO Harris Bank N.A.
225 W. Washington Street, Suite 2100	111 W. Monroe, Chicago, Illinois
Chicago, Illinois 60606	ABA: 071-000-288
Attn: Ryan Morick and	Account Name: Cortland Capital Market
Legal Department	Services LLC
Ryan.morick@cortlandglobal.com	Account 2209781
legal@cortlandglobal.com	American Standard Energy Corp
Attn: Ryan Morick

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Appendix B - 1